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McDonald’s Corporation

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Notice of 2015 Annual Shareholders' Meeting and

Proxy Statement

Letter to Shareholders from McDonald’s Board of Directors

Dear Fellow Shareholders:

Over the past few months in our shareholder outreach, investors told us they would like more transparency into the Board’s processes, particularly those related to driving improved operating performance, Board refreshment and risk oversight. We welcome the opportunity to provide you with additional insights into our work in these areas in this letter to shareholders.

CEO Transition in 2015. First and foremost, McDonald’s maintains an unwavering commitment to delivering value to shareholders. Although our financial discipline and strong financial position enabled us to return $6.4 billion to shareholders in the form of dividends and share repurchase in 2014, the Company’s business performance fell significantly short of expectations. In response, the Board took action and elected Steve Easterbrook President and CEO and a member of McDonald’s Board. Steve most recently served as McDonald’s Chief Brand Officer, was previously President of McDonald’s Europe and led McDonald’s turnaround in the United Kingdom. We believe we selected the right person to lead the Company to renewed and continued success and look forward to working with Steve and his team through a turnaround of our business.

Active Board Engagement. We are actively engaged in overseeing the Company’s strategy and performance through participation in formal Board and Committee meetings, holding 40 such meetings in 2014. We also have frequent informal discussions among Directors and with management. As our management team significantly enhanced our shareholder engagement program in the last year, we gained valuable feedback from McDonald’s investors. Recognizing the importance of maintaining high standards of Director accountability and performance, in 2014 we engaged in a peer review process facilitated by an independent third party and overseen by the Chairman of the Governance Committee, as we have done in past years.

Ongoing Evolution of a Skilled and Diverse Board. The Board is currently composed of all independent Directors, except for the CEO, and is led by an independent chairman. Currently, 50% of Directors are minorities or women. Our nominees this year possess a breadth of experience and a range of relevant skills to provide effective oversight of the Company’s strategies and performance. Importantly, the Board continues to evolve. In addition to welcoming Steve, in January we were pleased to announce the addition of Margo Georgiadis, President, Americas, Google Inc. Ms. Georgiadis brings fresh perspectives in retail, marketing, consumer and technology insights to the Board. Additionally, our former CEO, Don Thompson, stepped down from the Board in 2015 and Cary McMillan, a Director of the Company since 2003, is not standing for re-election and will retire from the Board effective as of the Annual Meeting. We thank both Don and Cary for their years of dedicated service to the Board and Company.

i	McDonald’s Corporation 2015 Proxy Statement

Renewed Focus on Corporate Governance and Succession Planning. We are also acutely aware of changing dynamics facing businesses today and recognize the need to continue our evolution. Accordingly, we have taken the following actions:

•	Expanded our shareholder engagement program to more consistently gather your feedback

•	Reviewed the composition of the Board with a view to ensuring a balance of capabilities, perspectives and tenure

•	Engaged a search firm to help us identify prospective candidates from a diverse candidate pool

•	Separated the roles of Board Chairman and Governance Committee Chairman to establish greater independence around the Board’s succession planning process

•	Enhanced our risk oversight processes

We are committed to protecting your interests and working with urgency and focus to guide the Company in delivering improved operating performance and increased shareholder value. We recognize the challenges that lie ahead and we are confident that McDonald’s will emerge from this period as an even stronger, better performing Company.

Thank you for your continued investment in McDonald’s.

Sincerely,

The Board of Directors

Andrew J. McKenna, Chairman

Susan E. Arnold

Stephen J. Easterbrook

Robert A. Eckert

Margaret H. Georgiadis

Enrique Hernandez, Jr.

Jeanne P. Jackson

Richard H. Lenny

Walter E. Massey

Cary D. McMillan

Sheila A. Penrose

John W. Rogers, Jr.

Roger W. Stone

Miles D. White

McDonald’s Corporation 2015 Proxy Statement	ii

iii	McDonald’s Corporation 2015 Proxy Statement

i	LETTER TO SHAREHOLDERS FROM McDONALD’S BOARD OF DIRECTORS

1	TABLE OF CONTENTS

3	PROXY SUMMARY

7	NOTICE OF THE ANNUAL SHAREHOLDERS’ MEETING

8	ELECTION OF DIRECTORS

8	PROPOSAL NO. 1. Election of Directors

8	Director qualifications and biographical information

15	Key attributes and skills of all Director nominees

16	EXECUTIVE COMPENSATION

16	Compensation Committee Report

16	Compensation discussion and analysis

27	Compensation tables

39	OTHER MANAGEMENT PROPOSALS

39	PROPOSAL NO. 2. Advisory vote to approve executive compensation

39	PROPOSAL NO. 3. Advisory vote to approve the appointment of Ernst & Young LLP as independent auditor for 2015

40	AUDIT COMMITTEE MATTERS

40	Audit Committee Report

40	Policy for pre-approval of audit and permitted non-audit services

41	Auditor fees and services

42	SHAREHOLDER PROPOSALS

42	PROPOSAL NO. 4. Advisory vote on a shareholder proposal requesting the Board adopt a policy to prohibit accelerated vesting of performance- based RSUs in the event of a change in control, if presented.

44	PROPOSAL NO. 5. Advisory vote on a shareholder proposal requesting ability of shareholders to act by written consent, if presented.

46	PROPOSAL NO. 6. Advisory vote on a shareholder proposal requesting a proxy access bylaw, if presented.

48	PROPOSAL NO. 7. Advisory vote on a shareholder proposal requesting an annual congruency analysis of Company values and political contributions, if presented.

50	PROPOSAL NO. 8. Advisory vote on a shareholder proposal requesting that the Board have the Company be more pro-active in educating the American public on the health and environmental benefits of genetically modified organisms, if presented.

51	PROPOSAL NO. 9. Advisory vote on a shareholder proposal requesting that the Board publish an annual report providing metrics and key performance indicators on palm oil, if presented.

53	BOARD AND GOVERNANCE MATTERS

53	Independent Chairman and CEO roles

53	Board succession planning

53	Director selection process

53	Board diversity

54	Director independence

54	Management succession planning

55	Board Committees

56	Meeting attendance

57	Governance practices and principles

57	Board evaluations

57	Code of Conduct for the Board of Directors

57	Shareholder outreach and engagement

57	Board response to 2014 Shareholder Proposal

58	Risk oversight

58	Director compensation

60	STOCK OWNERSHIP

60	Director stock ownership guidelines and senior officer stock ownership and retention policy

60	Security ownership of certain beneficial owners

61	Security ownership of management

62	Compliance with Section 16(a) of the Exchange Act

62	TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

62	Policies and procedures for related person transactions

62	Related person transactions

63	COMMUNICATIONS

63	Communications with the Board of Directors and non-management Directors

63	Consideration of Director nominations for the 2016 Annual Shareholders’ Meeting

64	Shareholder proposals for inclusion in next year’s Proxy Statement

64	Other shareholder proposals for presentation at the 2016 Annual Shareholders’ Meeting

65	SOLICITATION OF PROXIES AND VOTING

65	Notice and access

65	Record date

65	Voting prior to the Annual Shareholders’ Meeting

65	Voting at the Annual Shareholders’ Meeting

65	Quorum

65	Voting tabulation

66	Registered shareholders

66	Beneficial holders

66	Proxy solicitation

66	Confidential voting

67	ADDITIONAL INFORMATION

67	Executive officers

67	McDonald’s Corporation Annual Report on Form 10-K, other reports and policies

67	Householding of Annual Shareholders’ Meeting materials

68	INFORMATION ABOUT REGISTERING FOR AND ATTENDING THE ANNUAL SHAREHOLDERS’ MEETING

68	Pre-registration and admission policy

McDonald’s Corporation 2015 Proxy Statement	1

2	McDonald’s Corporation 2015 Proxy Statement

Proxy Summary

This summary contains highlights about our Company and the upcoming 2015 Annual Shareholders’ Meeting. This summary does not contain all of the information that you should consider in advance of the meeting, and we encourage you to read the entire Proxy Statement and our 2014 Annual Report on Form 10-K carefully before voting.

GOVERNANCE HIGHLIGHTS

McDonald’s governance is guided by core values that have been part of our business for more than 50 years — integrity, fairness, respect and ethical behavior. The strength of our governance is important to our success, and we continually review our practices to ensure the Board is aligned with evolving best practices and positioned to provide effective oversight in creating value for share- holders. Highlights of our governance include:

RECENT UPDATES

•	Our Board oversaw successful CEO transition in 2015 with promotion of strong internal candidate that enabled leadership continuity

•	Refreshed the Board with appointment of two new Directors in 2015, including one independent Director and new CEO

•	Two Director departures in 2015, including former CEO and Director with 12-year tenure not standing for re-election (see page 8)

•	Engaged with shareholders representing approximately 25% of shares outstanding over the last several months on a variety of topics, including board, governance and executive compensation practices (see page 57)

•	Updated Corporate Governance Principles and Committee Charters to more clearly define risk oversight responsibilities and formalize Governance Committee’s role in Board succession planning (see page 57)

BOARD OF DIRECTORS

Separate Chairman and CEO roles, including an independent Chairman

All Directors are independent, except the CEO

Currently, 50% of Directors are minorities or women

Annual election of Directors

Board Committees are 100% independent (except Executive Committee, which has one management Director)

Executive sessions of independent Directors at each regularly scheduled Board meeting

Limited membership on other public company boards

Regular management and Board succession planning

Regular Board self-assessments and Director peer review

No former employees serve as Directors

SHAREHOLDER INTERESTS

Majority voting standard for uncontested Director elections

Shareholder right to call special meetings

No super-majority voting requirements

No exclusive forum selection clause

Stock Ownership Policy and Guidelines for senior management and Directors, respectively

Governance Committee regularly reviews Corporate Governance Principles and related policies

Ongoing shareholder outreach and engagement

No shareholder rights plan

Effective governance of compensation program, including annual advisory vote to approve executive compensation

Publicly disclose corporate political contributions under Board’s policy

Confidential voting policy

McDonald’s Corporation 2015 Proxy Statement	3

BOARD OF DIRECTORS

The following table provides summary information about Directors who are nominees for election at the annual meeting of shareholders. Additional information for our Directors may be found beginning on page 8.

	Director			Committee Membership
Name	Since	Primary Occupation	Independent	AC	CC	GC	SCR	FC	EC

Susan E. Arnold	2008	Operating Executive, Global Consumer & Retail Group,			—		—
		The Carlyle Group

Stephen J. Easterbrook	2015	President & CEO, McDonald’s							C

Robert A. Eckert	2003	Operating Partner, Friedman, Fleischer & Lowe			C	—			—

Margaret H. Georgiadis	2015	President, Americas, Google

Enrique Hernandez, Jr.	1996	President & CEO, Inter-Con Security Systems		C FE		—			—

Jeanne P. Jackson	1999	President, Product & Merchandising, NIKE				—		C

Richard H. Lenny	2005	Non-executive Chairman, Information Resources			—		—	—

Walter E. Massey	1998	President, School of the Art Institute of Chicago		—			C

Andrew J. McKenna	1991	Chairman, Schwarz Supply Source				—			—

Sheila A. Penrose	2006	Non-executive Chairman, Jones Lang LaSalle		—			—

John W. Rogers, Jr.	2003	Founder, Chairman & CEO, Ariel Investments			—		—	—

Roger W. Stone	1989	Chairman & CEO, KapStone Paper and Packaging		— FE		—		—

Miles D. White	2009	Chairman & CEO, Abbott Laboratories			—	C

2014 Meetings				8	7	7	5	4	1

AC	Audit Committee	C	Chair

CC	Compensation Committee	FE	Financial expert

GC	Governance Committee

SCR	Sustainability and Corporate
Responsibility Committee

FC	Finance Committee

EC	Executive Committee

4	McDonald’s Corporation 2015 Proxy Statement

EXECUTIVE COMPENSATION PROGRAM HIGHLIGHTS

We believe our compensation program provides an appropriate mix of elements to incentivize our executives to drive the Company’s strategy while aligning their interests with those of our shareholders. Approximately 90% and 86% of our CEO’s and NEOs’ direct compensation opportunity, respectively, is at risk, based on performance. In 2014, our shareholders demonstrated strong support for our approach to executive compensation, with more than 93% shareholder support on our advisory vote on compensation. Beginning in late 2014, we engaged with shareholders representing approximately 25% of shares outstanding on a variety of topics, including executive compensation practices. Management shared investor feedback with the Compensation Committee, and, in direct response, the Committee enhanced our compensation-related disclosures.

As further described in our Compensation Discussion and Analysis, we have strong pay-for-performance alignment. Our Short-Term Incentive Plan (STIP) requires a year-over-year increase in operating income to earn a payout; as operating income declined in 2014, our executives did not receive a payout under STIP this year. Moreover, based on performance through 2014, outstanding long-term incentive awards (both our Long-Term Cash Incentive Plan and performance-based restricted stock units) granted during 2013 and 2014 are projected to pay out at zero.

Below is a chart that summarizes the key elements of our executive compensation program:

Key Compensation Elements	Performance-Based	Primary Metric	Terms

Base Salary		• N/A	• Evaluated based on individual circumstances, including responsibility, performance and tenure

Short-Term Incentive Plan (STIP)		• Operating income	• Based upon various quantitative performance measures • Included an individual performance factor through 2014 (no longer applicable to executives beginning in 2015)

Long-Term Cash Incentive Plan (LTIP)		• Operating income • Return on Incremental Invested Capital (ROIIC)	• Based solely upon financial performance measures, including a relative total shareholder return measure • Overlapping three-year cycles

Performance-based Restricted Stock Units (RSUs)		• Earnings Per Share (EPS) • Share price	• Cliff vest at end of three-year service period • Vesting subject to EPS growth target

Options		• Share price	• Vest 25% per year • Ten-year term

Our Compensation Committee adheres to effective compensation best practices outlined below. For more detail, see pages 17:

WHAT WE DO

✓	Pay for performance

✓	Incentive plans require growth for payout

✓	Long-term focus

✓	Incentive payments are capped

✓	Significant stock ownership requirements
✓	Independent compensation consultant

WHAT WE DON’T DO

✗	No employment agreements

✗	No tax gross-up on perquisites

✗	No hedging or pledging

✗	No backdating or repricing of stock options

✗	Compensation programs do not encourage
unreasonable risk taking

McDonald’s Corporation 2015 Proxy Statement	5

VOTING MATTERS

Item	Matter to be Voted On	Board Recommendation	Page Reference (for more detail)

Management proposals
Proposal 1	Election of Directors, each for a one-year term expiring in 2016	FOR each nominee	8
Proposal 2	Advisory vote to approve executive compensation	FOR	39
Proposal 3	Advisory vote to approve the appointment of Ernst & Young LLP	FOR	39
	as independent auditor for 2015

Shareholder proposals
Proposals 4 – 9	Advisory votes on six shareholder proposals, if presented	AGAINST	42–52

6	McDonald’s Corporation 2015 Proxy Statement

Notice of the Annual Shareholders’ Meeting

To McDonald’s Corporation Shareholders:

McDonald’s Corporation will hold its 2015 Annual Shareholders’ Meeting on Thursday, May 21, 2015, at 9:00 a.m. Central Time in the Prairie Ballroom at The Lodge at McDonald’s Office Campus, Oak Brook, Illinois. The registration desk will open at 8:00 a.m. At the meeting, shareholders will be asked to consider and vote upon the following proposals:

1.	Election of 13 Directors, each for a one-year term expiring in 2016;

2.	Advisory vote to approve executive compensation;

3.	Advisory vote to approve the appointment of Ernst & Young LLP as independent auditor for 2015;

4.	Advisory vote on six shareholder proposals, if presented; and

5.	Transact other business properly presented at the meeting, including any adjournment or postponement thereof, by or at the direction of the Board of Directors.

Your Board of Directors recommends that you vote FOR the Board’s nominees for the Election of Directors, FOR the approval of our executive compensation, FOR the approval of the independent auditor and AGAINST all of the shareholders proposals.

Your vote is important. Please consider the issues presented in this Proxy Statement and vote your shares as promptly as possible.

If you plan to attend the meeting in person, please be aware that you must pre-register with McDonald’s Shareholder Services prior to the meeting. See page 68 for information about how to pre-register.

As an alternative to attending the meeting in person, you may listen to a live webcast by going to www.investor.mcdonalds.com and selecting the “Webcasts and Podcasts” icon and clicking on the appropriate link. The Annual Shareholders’ Meeting webcast will be available for a limited time after the meeting.

By order of the Board of Directors,

Gloria Santona

Corporate Secretary

Oak Brook, Illinois

April 10, 2015

McDonald’s Corporation 2015 Proxy Statement	7

Election of Directors

PROPOSAL NO. 1.

Election of Directors

The Director nominees are: Susan E. Arnold, Stephen J. Easterbrook, Robert A. Eckert, Margaret H. Georgiadis, Enrique Hernandez, Jr., Jeanne P. Jackson, Richard H. Lenny, Walter E. Massey, Andrew J. McKenna, Sheila A. Penrose, John W. Rogers, Jr., Roger W. Stone and Miles D. White.

All Directors will be elected annually for a one-year term. We have a majority vote standard for uncontested elections. Each of the incumbent Directors tendered an irrevocable resignation for the 2015 Annual Shareholders’ Meeting that will be effective if (i) the nominee is not re-elected; and (ii) the Board accepts the resignation following the meeting. The Governance Committee will determine whether to recommend that the Board accept the resignation. Information about the voting standard for this proposal appears on page 65.

The Board of Directors expects all nominees to be available for election. If any of them should become unavailable to serve as a Director for any reason prior to the Annual Shareholders’ Meeting, the Board may substitute another person as a nominee. In that case, your shares will be voted for that other person.

The Board of Directors recommends that shareholders vote FOR all 13 nominees.

DIRECTOR QUALIFICATIONS AND BIOGRAPHICAL INFORMATION

As of our Annual Meeting, our Board will consist of 13 Directors, 12 of whom are independent. Cary D. McMillan, a Director of the Company since 2003, will not stand for re-election, and will retire from the Board effective as of the Annual Meeting.

Our Directors have qualifications, skills and experience relevant to our business as the leading branded global quick service restaurant company. Each Director has senior executive experience in large organizations, many of which have significant global operations, and each independent Director has held directorships at other U.S. public companies and at not-for-profit organizations. In these positions, our Directors have demonstrated leadership, intellectual and analytical skills and gained deep experience in management and corporate governance. For information about our Director selection process, please see page 53.

Biographical information for our Directors is set forth in the following pages. Directly after the Director biographies is a matrix that includes the qualifications and skills considered by the Governance Committee when recommending nominees for election (see page 15).

Susan E. Arnold, 61 Director since: 2008 Committees: Compensation, Sustainability and Corporate Responsibility

Career Highlights	The Carlyle Group, a global alternative asset manager
• Operating Executive, Global Consumer & Retail Group (2013 – Present)

The Procter & Gamble Company, a manufacturer and marketer of consumer goods
• President – Global Business Units (2007– 2009)
• Vice Chair – Beauty and Health (2003 – 2007)

Other Public	Current:
Company	• The Walt Disney Company
Directorships

Other	Current:
Directorships	• NBTY, Inc.

Experience	Ms. Arnold has experience with consumer and retail companies in her current role and has been a senior executive responsible for major consumer brands in a large, global brand management company.

8	McDonald’s Corporation 2015 Proxy Statement

Stephen J. Easterbrook, 47 Director since: 2015 Committees: Executive

Career highlights	McDonald’s Corporation
• President and Chief Executive Officer (March 1, 2015 – Present)
• Corporate Senior Executive Vice President and Global Chief Brand Officer (May 2014 – February 2015)
• Corporate Executive Vice President and Global Chief Brand Officer (June 2013 – April 2014)
• President, McDonald’s Europe (December 2010 – September 2011)
• Corporate Executive Vice President and Global Chief Brand Officer (September 2010 – December 2010)
• Chief Executive Officer and President, McDonald’s U.K. (April 2006 – September 2010) and President, Northern Division, Europe (September 2010 – December 2010)

Wagamama Limited, a Japanese-inspired restaurant company
• Chief Executive Officer (September 2012 – May 2013)

Pizza Express Limited, a casual dining company in the U.K.
• Chief Executive Officer (September 2011 – September 2012)

Other Public Company Directorships	None

Experience	Mr. Easterbrook provides a Company perspective in Board discussions about the business.

Robert A. Eckert, 60 Director since: 2003 Committees: Compensation (Chair), Governance, Executive

Career Highlights	Friedman, Fleischer & Lowe, LLC, a private equity firm
• Operating Partner (2014 – Present)
Mattel, Inc., a designer, manufacturer and marketer of toy products
• Chairman of the Board (2000 – 2012)
• Chief Executive Officer (2000 – 2011)

Other Public	Current:
Company	• Amgen Inc.
Directorships
Former (within past five years):
• Mattel, Inc.

Other	Current:
Directorships	• Levi Strauss & Co.

Experience	Mr. Eckert has experience with retail companies as part of his current role and also has experience as a chief executive officer of large, global branded companies (consumer branded and food products).

McDonald’s Corporation 2015 Proxy Statement	9

Margaret (Margo) H. Georgiadis, 51 Director since: 2015 Committees: None

Career highlights	Google Inc., a global technology company
• President, Americas (October 2011– Present)
• Vice President, Global Sales Operations (October 2009 – March 2011)
Groupon, Inc., a global online local marketplace
• Chief Operating Officer (March 2011– September 2011)

Other Public	Former (within past five years):
Company	• The Jones Group, Inc.
Directorships

Experience	Ms. Georgiadis has experience as a senior executive responsible for marketing, sales and service operations at several large global companies. She also has extensive experience leveraging data and technology to transform business operations, customer relationships and brands to drive profitable growth in retail, consumer and financial services businesses.

Enrique Hernandez, Jr., 59 Director since: 1996 Committees: Audit (Chair), Governance, Executive

Career Highlights	Inter-Con Security Systems, Inc., a provider of high-end security and facility support services to government, utilities and industrial customers
• President and Chief Executive Officer (1986 – Present)
Nordstrom, Inc., an upscale fashion retailer and distributor of apparel, footwear and accessories
• Non-executive Chairman (2006 – Present)

Other Public	Current:
Company Directorships	• Chevron Corporation
• Nordstrom, Inc.
• Wells Fargo & Company

Experience	Mr. Hernandez is the chief executive officer of a global security company and is a director of several large public companies in various industries. He also has experience as a Non-executive Chairman of a large public retailer.

10	McDonald’s Corporation 2015 Proxy Statement

Jeanne P. Jackson, 63 Director since: 1999 Committees: Governance, Finance (Chair)

Career Highlights	NIKE, Inc., a designer, marketer and distributor of athletic footwear, equipment and accessories
• President, Product & Merchandising (2013 – Present)
• President, Direct to Consumer (2009 – 2013)
MSP Capital, a private investment company
• Chief Executive Officer (2002 – 2009)

Other Public Company Directorships	Current:
• Kraft Foods Group, Inc.
Former (within past five years):
• Motorola Mobility Holdings, Inc.

Experience	Ms. Jackson is a senior executive for a major consumer retailer and has experience as a senior executive in global brand management with several other major consumer retailers. She also has been a director of several large, public companies, primarily involved in consumer goods and services.

Richard H. Lenny, 63 Director since: 2005 Committees: Compensation, Sustainability and Corporate Responsibility, Finance

Career Highlights	Information Resources, Inc., a leading market research firm
• Non-executive Chairman (2013 – Present)
Friedman, Fleischer & Lowe, LLC, a private equity firm
• Senior Advisor (2014 – Present)
• Operating Partner (2011– 2014)
The Hershey Company, a manufacturer, distributor and marketer of candy, snacks and candy-related grocery products
• Chairman, President and Chief Executive Officer (2001– 2007)

Other Public	Current:
Company	• ConAgra Foods, Inc.
Directorships	• Discover Financial Services
• Illinois Tool Works Inc.

Experience	Mr. Lenny has experience as a chief executive officer for a global retail food company that is a major consumer brand.

McDonald’s Corporation 2015 Proxy Statement	11

Walter E. Massey, 77 Director since: 1998 Committees: Audit, Sustainability and Corporate Responsibility (Chair)

Career Highlights	School of the Art Institute of Chicago
• President (2010 – Present)
Morehouse College
• President Emeritus
• President (1995 – 2007)

Other Public	Former (within past five years):
Company	• Bank of America Corporation
Directorships

Experience	Dr. Massey has experience in chief executive roles of several large academic organizations and as a director of multiple large, global public companies in various industries.

Andrew J. McKenna, 85 Director since: 1991 Non-Executive Chairman since: 2004 Committees: Governance, Executive

Career Highlights	Schwarz Supply Source, a printer, converter, producer and distributor of packaging and promotional material
• Chairman (1992 – Present)

Other Public	Former (within past five years):
Company	• Aon Corporation
Directorships	• Skyline Corporation

Experience	Mr. McKenna has experience as the chief executive officer of a large global provider of paper-based goods. He also has experience as a director of multiple large public companies, charities and civic organizations.

12	McDonald’s Corporation 2015 Proxy Statement

Sheila A. Penrose, 69 Director since: 2006 Committees: Audit, Sustainability and Corporate Responsibility

Career Highlights	Jones Lang LaSalle Incorporated, a global real estate services and investment management firm
• Non-executive Chairman (2005 – Present)
Boston Consulting Group, a global management consulting firm
• Executive Advisor (2001 – 2008)
Northern Trust Corporation, a financial services firm
• President, Corporate and Institutional Services (1994 – 2000)

Other Public	Current:
Company	• Jones Lang LaSalle Incorporated
Directorships

Experience	Ms. Penrose has experience as a senior executive of a large investment services and banking company, as executive advisor to a leading global consulting firm and as a chairman of a large, global real estate services and investment management firm.

John W. Rogers, Jr., 57 Director since: 2003 Committees: Compensation, Finance, Sustainability and Corporate Responsibility

Career Highlights	Ariel Investments, LLC, a privately held institutional money management firm
• Founder, Chairman of the Board and Chief Executive Officer (1983 – Present)
Ariel Investment Trust
• Trustee (1986 – 1993; 2000 – present)

Other Public	Current:
Company	• Ariel Investment Trust
Directorships	• Exelon Corporation
Former (within past five years):
• Aon Corporation
• Commonwealth Edison Company

Experience	Mr. Rogers is the chief executive officer of an institutional money management firm. He also has experience as a director of multiple public companies, charities and civic organizations.

McDonald’s Corporation 2015 Proxy Statement	13

Roger W. Stone, 80 Director since: 1989 Committees: Audit, Governance, Finance

Career Highlights	KapStone Paper and Packaging Corporation, formerly Stone Arcade Acquisition Corporation, a producer of paper, packaging and forest products
• Chairman and Chief Executive Officer (2005 – Present)
Stone Tan China Holding Corporation, an investment holding company
• Chairman (2010 – Present)
Stone Tan China Acquisition (Hong Kong) Co. Ltd
• Chairman (2010 – Present)

Other Public	Current:
Company	• KapStone Paper and Packaging Corporation
Directorships

Experience	Mr. Stone is the chief executive officer of a large, global paper and packaging business.

Miles D. White, 60 Director since: 2009 Committees: Compensation, Governance (Chair)

Career Highlights	Abbott Laboratories, a global pharmaceuticals and biotechnology company
• Chairman and Chief Executive Officer (1999 – Present)

Other Public	Current:
Company	• Abbott Laboratories
Directorships	• Caterpillar, Inc.

Experience	Mr. White is the chief executive officer of a large pharmaceutical, biotechnology and nutritional health products company.

14	McDonald’s Corporation 2015 Proxy Statement

KEY ATTRIBUTES AND SKILLS OF ALL DIRECTOR NOMINEES

High Integrity	Knowledge of Corporate Governance Practices	Strategic Planning Skills

Proven Record of Success	Leadership Development/Succession Planning Skills	Risk Assessment Skills

McDonald’s Corporation 2015 Proxy Statement	15

Executive compensation

Compensation Committee Report

DEAR FELLOW SHAREHOLDERS:

The Compensation Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with McDonald’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Respectfully submitted,

The Compensation Committee

Robert A. Eckert, Chairman

Susan E. Arnold

Richard H. Lenny

John W. Rogers, Jr.

Miles D. White

Compensation Discussion and Analysis

Pay for performance compensation philosophy

—	In 2014, McDonald’s executive compensation program was designed to support four strategic global growth priorities:

>	Serving our customers’ favorite food and drinks;

>	Offering a memorable customer experience;

>	Providing unparalleled convenience; and

>	Becoming an even more trusted brand.

—	The main objectives of our compensation program are to motivate our executives to increase profitability and shareholder returns, to pay compensation that varies based on performance, and to compete for and retain managerial talent, without promoting unreasonable risk taking.

—	In order to accomplish these objectives, the Compensation Committee of the Board of Directors (Committee) uses a mix of variable and fixed forms of compensation comprising of both short- and long-term incentive awards, based on various different objective performance metrics (both absolute and relative), as well as our stock price performance for certain awards.

—	The Committee annually reviews the executive compensation program with its independent compensation consultant to ensure that it remains aligned with the Company’s current business objectives. On the basis of this review, as well as the 93% shareholder support of the 2013 program in last year’s Say on Pay vote, no significant changes were made for 2014, and we are making limited changes for 2015 that are designed to more closely align pay and performance.

Named Executive Officers (NEOs)

NEOs refer to the following six executive officers whose compensation is described in this Proxy Statement, pursuant to requirements of the Securities and Exchange Commission (SEC).

Donald Thompson	President and Chief Executive Officer*
Peter J. Bensen	Senior Executive Vice President and Chief Financial Officer or CFO*
Douglas Goare	President of McDonald’s Europe
David Hoffmann	President of McDonald’s APMEA
Stephen Easterbrook	Senior Executive Vice President and Chief Brand Officer or CBO*
Timothy J. Fenton	Former Chief Operating Officer or COO

*	Effective March 1, 2015, Mr. Thompson retired from the Company, Mr. Easterbrook assumed the role of President and CEO and Mr. Bensen assumed the role of Chief Administrative Officer.

16	McDonald’s Corporation 2015 Proxy Statement

2015 CEO and management changes

On March 1, 2015, Mr. Thompson retired as President and CEO and as a member of the Board of Directors after nearly 25 years of service to the Company. He was succeeded by Mr. Easterbrook who was also elected to the Board of Directors, filling the vacancy created by Mr. Thompson’s retirement. Prior to this promotion, Mr. Easterbrook was Senior Executive Vice President and Chief Brand Officer, leading the Company’s efforts to elevate its marketing, including digital initiatives, and advance its menu innovation. An accomplished Company veteran, Mr. Easterbrook previously served in key leadership roles across the Company’s global business, including President of McDonald’s Europe. In connection with Mr. Thompson’s retirement, the Company entered into a retirement and consulting agreement with Mr. Thompson, which is more fully described on page 23.

Also effective March 1, 2015, Mr. Bensen was promoted to the newly-created role of Chief Administrative Officer. In his new position reporting to Mr. Easterbrook, Mr. Bensen oversees a number of functions supporting the Company’s operations.

2014 pay for performance results

We believe that our executive compensation program appropriately aligns pay and performance. For example, 2014 was a challenging year for the Company in which operating income declined. As a result, the executives did not receive a payment under our 2014 Short-Term Incentive Plan (STIP), which required year over year increases in operating income in order for there to be a payout. Further, our 2014 performance will have a significant negative impact on the 2015, 2016 and 2017 payouts under our Long-Term Incentive Plan (LTIP) and performance-based restricted stock unit (RSU) awards. Please refer to the charts on page 22 for more specifics on the impact on outstanding long-term awards.

WHAT WE DO

✓	Pay for performance.
Vast majority of direct compensation tied to performance relative to objective financial goals.
✓	Incentive plans require growth.
STIP and LTIP require growth in operating income to yield any payout.
✓	Long-term focus.
Majority of direct compensation opportunity is not paid out in the first year.
✓	Incentive payments are capped.
STIP and LTIP have caps on potential payouts.
✓	Stock ownership requirements.
Significant stock ownership and retention requirements: 6x base salary for CEO; 4x – 5x base salary for other NEOs; stock grant retention feature adopted in response to shareholder feedback.
✓	Independent Compensation Consultant.
The Committee is advised by Frederic W. Cook & Co., Inc. on executive compensation matters.

WHAT WE DON’T DO

✗	No employment agreements.
Executives do not have employment agreements.
✗	No tax gross-up on perquisites.
Executives are required to pay tax on all perquisites they receive.
✗	No hedging or pledging.
Executives are prohibited from hedging or pledging shares.
✗	No backdating or repricing of stock options.
Equity plan prohibits granting stock options below market value and repricing of stock options.
✗	Compensation programs do not encourage

unreasonable risk taking.

The Committee is mindful of not encouraging unreasonable risks when it designs compensation programs and sets targets. Further, through the use of varied financial measures as well as caps on payouts under the STIP and LTIP, the Committee mitigates unreasonable risk taking.

Strong support of compensation program – robust shareholder engagement

Our Board, the Committee and our management team value shareholder perspectives on our executive compensation program. As part of the Committee’s annual review of the executive compensation program, it considers the outcome of our Say on Pay vote and feedback received from shareholders. Last year, our executive compensation program was approved by over 93% of the votes cast, demonstrating strong shareholder support for our approach to executive compensation. Beginning in late 2014, the Company engaged with shareholders representing approximately 25% of

McDonald’s Corporation 2015 Proxy Statement	17

shares outstanding regarding our governance and executive compensation practices. Investor feedback regarding executive compensation primarily focused on enhancements to our disclosures, including additional graphic presentation. Our management team shared this feedback with the Committee and enhanced our disclosures accordingly.

Changes to align the compensation more closely with measurable financial and strategic performance metrics

•	ELIMINATION OF INDIVIDUAL PERFORMANCE FACTOR BEGINNING IN 2015

Historically STIP provided for the use of an individual performance factor (IPF) as a multiplier in calculating final awards. The Committee is eliminating the IPF multiplier in the calculation of STIP awards for executives for performance years beginning in 2015. This change removes the only subjective factor that was historically used in determining an executive’s STIP award.

•	PAYOUTS FURTHER ALIGNED WITH ACHIEVED PERFORMANCE RESULTS

Historically the Company’s performance-based RSU awards only provided for downside adjustment based on the Company’s performance results against the pre-established objective thresholds. Beginning in 2015, the Company’s performance-based RSU awards will be subject to payouts above or below target based upon the Company’s performance results against the measurable, pre-established objective performance goals. This change provides for further motivation for executives to achieve performance results in excess of target, based on specific performance metrics that are consistent with the Company’s overall strategic and financial objectives.

•	ADDING CHANGE IN SHARE OF GUEST TRAFFIC AS A METRIC IN 2015

In 2015, the LTIP awards will be subject to an additional measure designed to more closely align executive compensation with a key performance metric, change in the Company’s share of guest traffic within the informal eating out category in the Company’s top eight markets. The additional metric will serve as a modifier of up to 20 percentage points (positive or negative) on the payout factor that is determined based upon the results achieved against the principal performance metrics, as described further on pages 20 and 21.

•	ALIGNING RETIREMENT PROGRAM WITH MARKET PRACTICE

Based upon a review of retirement benefits, and consistent with actions taken in 2013 regarding the treatment of stock options, the Company determined that it was appropriate to align with market practice on the treatment of RSUs upon retirement. Beginning with 2014 awards, if conditions for retirement are satisfied (generally, 68 years of combined age and Company service), executives will be eligible for their full RSU award, however, performance-based RSUs will not accelerate and will remain subject to the performance conditions over the full performance period. Previously, executives would have only been entitled to pro-rata vesting of their RSUs based on the time employed during the vesting period.

ELEMENTS OF TOTAL DIRECT COMPENSATION

Our total direct compensation package for executives includes salary, STIP, LTIP, performance-based RSUs, and stock options, each as described below. Approximately 86% of the NEOs’ total direct compensation opportunity for 2014 was allocated to variable compensation that is at-risk based on performance, including short-term and long-term incentive compensation.

The following chart summarizes the key elements of our compensation program:

ELEMENTS OF EXECUTIVE COMPENSATION		Principal metrics determining value*

Base salary	• Cash	• Fixed cash component

Annual incentives	• Cash	• Operating income growth
(STIP)		• Individual performance factor**

Long-term incentives	• LTIP (cash)	• Operating income growth
	• Performance-based RSUs	• Return on incremental invested capital (ROIIC)
	• Stock options	• Earnings per share (EPS)
• Stock price

* Please refer to page 22 for a discussion of the Company’s approach for setting targets.

** The individual performance factor has been eliminated starting in 2015.

18	McDonald’s Corporation 2015 Proxy Statement

The chart below shows Mr. Thompson’s 2014 target total direct compensation opportunity, demonstrating the use of significant variable and performance-based forms of compensation.

DON THOMPSON TARGET DIRECT COMPENSATION

The above chart is comprised of his 2014 salary, target 2014 STIP award, target 2014-2016 LTIP award and Financial Accounting Standards Board values for equity awards granted in 2014.

Principal performance metrics

The following table lists the principal quantitative performance measures the Company uses in its executive compensation program.

PRINCIPAL PERFORMANCE MEASURE	STIP	LTIP	Stock options	Performance-based RSUs

Operating income growth	•	•

Return on incremental invested capital		•

Earnings per share				•

Share price			•	•

Note: Please refer to the Company’s 2014 annual report for specific information regarding how the Company performed in 2014 for these performance measures. Operating income, ROIIC and EPS are based on the corresponding measures reported in our financial statements. With respect to these performance metrics, the Committee focuses on the fundamentals of the underlying business performance and adjusts for items that are not indicative of ongoing results. For example, operating income and EPS are expressed in constant currencies (i.e., excluding the effects of foreign currency translation), and other adjustments are made subject to pre-established guidelines. Charges/credits that may be excluded from operating income include: “strategic” items (such as restructurings, acquisitions and divestitures); “regulatory” items (changes in tax or accounting rules); and “external” items (extraordinary, non-recurring events such as natural disasters), and similar principles may apply to exclusions from EPS and when calculating ROIIC. For purposes of determining an executive officer’s STIP payout, operating income growth is measured on a consolidated (referred to as Corporate) basis or an Area of the World (AOW) basis, or a combination of the two, depending on the executive officer’s responsibilities.

Annual compensation

•	ANNUAL SALARY

Executives’ salaries vary based on individual circumstances (such as level of responsibility, individual performance, and tenure in position). While other executives did not receive annual base salary increases in 2014, Messrs. Bensen and Easterbrook each received a salary increase in connection with his respective promotion, and Mr. Hoffmann also received a salary increase as a matter of pay equity.

•	SHORT-TERM INCENTIVE PLAN (STIP)

Our STIP is designed to primarily reward growth in annual operating income, which measures the success of the most important elements of our business strategy. Operating income growth requires the Company to balance increases in revenue with financial discipline to produce strong margins and a high level of cash flow. If there is no growth in operating income, as was true for 2014, there is no payout under the STIP.

McDonald’s Corporation 2015 Proxy Statement	19

If sufficient operating income growth is achieved, final STIP payouts take into account pre-established “modifiers” reflecting other measures of Corporate and/or AOW performance that are important drivers of our business. Examples of these modifiers in 2014 include the following objective metrics:

>	Comparable Guest Counts;
>	G&A expense control;
>	Customers’ satisfaction with their restaurant experience; and
>	Success of our human resources initiatives.

For 2014, if Company performance had resulted in a STIP payout, an individual performance factor — which takes into account qualitative aspects of individual performance — would have been applied as a multiplier that can have a significant positive or negative impact on the final payout. STIP design also caps final payouts at a percent of the target payout (the cap was 250% in 2014). As noted above, the individual performance factor was not applied in 2014 because there was no growth in operating income and therefore no payout under the STIP.

The flowchart below illustrates this process for 2014:

Long-term incentive compensation

•	LONG-TERM INCENTIVE PLAN (LTIP)

In February 2014, the Committee approved new cash LTIP awards for the performance period January 1, 2014 to December 31, 2016. Payouts will be initially determined based on the following quantitative measures over the three-year performance period: consolidated compound annual growth in operating income (weighted 75%) and three-year ROIIC (weighted 25%). The payout then will be subject to a Total Shareholder Return (TSR) multiplier, as further described on page 21. No awards will be earned unless threshold levels of the operating income and ROIIC are both met. The Committee believes the combination of operating income growth and ROIIC provides the appropriate balance in

20	McDonald’s Corporation 2015 Proxy Statement

our long-term plan, as operating income growth focuses on the key elements of growing our business (as previously discussed) and ROIIC measures the effectiveness of our capital investments. Further, the Committee believes it is important to use a relative performance metric in a long-term plan. To that end, the TSR multiplier is utilized as it rewards above-market performance (relative to the S&P 500) while holding our executives accountable for below-market performance. The Committee believes that the S&P 500 Index is the most appropriate benchmark for comparing our performance as it represents a broad spectrum of investment alternatives that our shareholders may consider.

Final LTIP payouts will be determined as shown below:

The matrix below illustrates 2014-2016 LTIP payouts (prior to adjustment based on the relative TSR multiplier) as a percentage of the target award at different levels (threshold, target and maximum) of operating income and ROIIC performance:

2014 – 2016	Threshold 0%	Target 100%	Maximum 200%

Consolidated compound annual operating income growth*	1%	5%	9%

ROIIC*	10	16	22

*	Adjusted for compensation purposes as described on page 19. Payout percentage will be interpolated for results that fall between each of the performance levels specifically identified.

The following table provides the impact of the relative TSR multiplier on the payout factor determined based upon results achieved against compound annual operating income growth and ROIIC for 2014-2016 LTIP awards:

CUMULATIVE TOTAL SHAREHOLDER RETURN VS. S&P 500 INDEX

80 – 100%-tile	15.0%

60 – 79%-tile	7.5

40 – 59%-tile	0.0

20 – 39%-tile	-7.5

0 – 19%-tile	-15.0

•	TIMING OF LTIP AWARD CYCLES

Beginning with the 2013 LTIP awards, the Committee adopted overlapping three-year LTIP cycles rather than discrete performance cycles as this maintains focus on long-term value creation while more closely aligning annual compensation targets with current Company performance. Further, this more closely aligns the Company’s long-term incentive program structure with market practice. Overlapping cycles provide the opportunity to review and update the structure of the LTIP as well as performance measures each year, including the ability to take into account the then-current business environment. This allows the Company to sharpen the focus on the most current and relevant performance goals.

A new three-year cycle begins each year and results in smaller annual LTIP targets, rather than one larger target every three years (as was the case under our previous discrete cycle plan). Accordingly, once we complete the transition to overlapping cycles in 2015, our long-term cash component of total compensation will consist of three, three-year performance cycles running concurrently (i.e., 2013–2015; 2014–2016; 2015–2017).

•	PERFORMANCE-BASED RESTRICTED STOCK UNITS (RSUs)

An RSU provides the right to receive a share of McDonald’s stock subject to both service- and performance-based vesting requirements.

The RSUs granted to executives in 2014 as part of the annual cycle are scheduled to vest on the third anniversary of the grant date, subject to the Company’s achievement of an EPS growth target over the performance period running from January 1, 2014 to December 31, 2016. The target performance level for the RSUs granted to executives in 2014

McDonald’s Corporation 2015 Proxy Statement	21

is 6% compounded annual growth in EPS on a cumulative basis. If target performance (or above) is achieved, the full number of RSUs covered by the 2014 awards will vest. Achievement of below-target performance reduces the number of RSUs that will vest, with none of the RSUs earned if there is 0% compounded annual growth in EPS on a cumulative basis over the performance period. Between 0% and 6% compounded annual growth in EPS on a cumulative basis over the performance period, the number of RSUs that vest will be determined pursuant to the previously approved earn out schedule. Above-target performance does not increase the number of RSUs earned.

All of the RSUs granted to the executives in 2011 vested in 2014 based on the achievement of 7.6% compounded annual EPS growth over the 2011–2013 performance period, which exceeded the target of 6%. Please refer to the chart below for payout and projected payouts for outstanding performance-based RSU awards.

•	STOCK OPTIONS

Options, including those granted in 2014, have an exercise price equal to the closing price of our common stock on the grant date, a term of ten years and vest ratably over four years, subject to continued service. The Company’s policies and practices regarding option grants, including the timing of grants and the determination of the exercise price, are described on page 26.

Outstanding long-term incentives

The following charts provide details on our currently outstanding LTIP awards and performance-based RSU awards.

LTIP

	Performance targets		Target relative measure
Performance period	Compound annual operating income growth	3-year ROIIC	Cumulative TSR v. S&P 500	Projected payout *	Payout date

2013 – 2015	6.5%	18.0%	40 – 59th%-tile	0%	March 1, 2016

2014 – 2016	5.0	16.0	40 – 59th%-tile	0	March 1, 2017

RSUs

Performance period	Compound annual EPS growth targets			Payout	Vesting date

2012 – 2014		6%		40.5%	February 2015

2013 – 2015		6	0% (projected*)		February 2016

2014 – 2016		6	0% (projected*)		February 2017

* Based on performance results through 2014.

Rigorous target setting drives Company performance

The Committee takes a holistic approach to establishing performance targets under the Company’s incentive compensation programs. The Committee recognizes the importance of achieving an appropriate balance between supporting the Company’s objective of rewarding executives for strong performance over both the short- and long-term and establishing realistic targets that continue to motivate and retain executives. As a result, each of our compensation plans provide for measurable, rigorous performance targets that are achievable but challenge executives to drive business results that produce shareholder value. In setting the performance targets, the Committee considered each of the following elements:

>	The Company’s short- and long-term strategy

>	Publicly disclosed long-term financial targets as well as the Company’s performance against such targets

>	Economic, industry and competitive environments

>	Peer group and market statistics regarding executive compensation levels and performance metrics

>	Targets that are established to encourage a level of risk-taking that is appropriate, but not unreasonable in the context of the Company’s business strategy

>	Targets that are structured to avoid excessive risk-taking by using a variety of performance goals that apply over performance periods of varying lengths

The Company’s recent results against the compensation targets demonstrate that the Committee has set challenging goals—no payout for 2014 under the STIP and only 40.5% of the target number of 2012–2014 performance-based RSUs vested in early 2015. Further, please refer to charts above to see payout projections for outstanding long-term awards.

22	McDonald’s Corporation 2015 Proxy Statement

Retirement savings arrangements

We believe a competitive retirement program contributes to the recruitment and retention of top executive talent. The executives participate in our tax-qualified defined contribution retirement savings plan (Profit Sharing Plan) and a supplemental non-qualified deferred compensation retirement plan that are the same as those in which certain staff participate.

Severance and change in control arrangements

•  SEVERANCE PLAN

All of the executives participate in our broad-based severance plan applicable to U.S.-based employees. Benefits under the severance plan are described under “Potential Payments Upon Termination of Employment” on page 35.

•  CHANGE IN CONTROL AGREEMENTS

During 2014, the Company had change in control agreements with Mr. Thompson (which, following his retirement, no longer applies) and Mr. Bensen. Benefits under the change in control agreements are described under “Consequences of a Change in Control” beginning on page 36. The Company has not entered into any change in control agreements since 2009 and will not enter into new change in control agreements going forward.

Retirement and consulting agreement with Mr. Thompson

In connection with Mr. Thompson’s retirement, the Company entered into an agreement that sets forth the retirement benefits that Mr. Thompson is entitled to receive pursuant to the pre-established terms of the Company’s benefit plans due to his age and years of Company service. In addition, the agreement provides that Mr. Thompson will provide consulting services to the Company for 12 months following his retirement, and it extends the term of his non-compete period by 6 months to March 2017. The agreement also provides for a general release of claims in favor of the Company and a non-disparagement covenant. The Committee recognizes Mr. Thompson’s unique skill set and believes his consulting services will positively affect brand-impacting issues as a result of his system knowledge and key relationships. In consideration of the consulting services and extended non-compete period, the Company agreed to provide the following three benefits to Mr. Thompson: first, the Company waived the six-month notice period that is customarily required in advance of a retirement under the STIP, LTIP and the terms of the equity incentive awards. Second, Mr. Thompson will receive two payments of $1.5 million, one in September 2015 and one in March 2016. Finally, the Company agreed to amend the award of stock options made to Mr. Thompson in connection with his promotion to CEO in 2012 to provide for post-termination treatment consistent with the retirement treatment applicable to his other stock option awards (i.e., eligibility for continued vesting in accordance with the original vesting schedule and continued exercisability for the full term), an arrangement that will continue to align his interests with those of the Company’s long-term shareholders. These additional benefits set forth in the agreement are conditioned upon Mr. Thompson’s compliance with his commitments under the agreement and are subject to forfeiture or clawback.

Perquisites and other fringe benefits

McDonald’s provides the following limited perquisites to executive officers: company-provided car or a car allowance, financial planning, annual physical examinations (which are also available for the executive officers’ spouses), executive security (for select executives), matching charitable donations, limited personal items and, generally in the case of the CEO only, personal use of the Company’s aircraft (the CEO is required to reimburse a portion of the cost). The Company does not provide any tax gross-ups with respect to perquisites. See footnote 5 to the Summary Compensation Table on pages 28 and 29 for a discussion of perquisites received by NEOs in 2014. Executives also participate in all of the broad-based benefit and welfare plans available to McDonald’s staff in general.

The process for setting compensation

The Committee is responsible for reviewing and approving executive compensation. This includes approving the goals and payouts under the STIP and LTIP, target compensation opportunities and actual payouts, as well as the design of programs in which the executives participate. The Chairman of the Board and Chair of the Compensation Committee lead the Board’s independent directors in the evaluation of the CEO’s performance. Based upon the results of this performance evaluation, and informed by input from the Committee’s independent consultant and the head of human resources, the Committee reviews and approves CEO compensation. The CEO is not involved in decisions regarding his own compensation.

McDonald’s Corporation 2015 Proxy Statement	23

The role of management

Management recommends compensation generally (including opportunities and payouts) for executives other than the CEO to the Committee. The CEO recommends compensation packages for the NEOs. The head of human resources also provides input on compensation for each of the executives other than himself. In 2014, prior to each Committee meeting, the CEO and the CFO provided input on the materials prepared by management and presented to the Committee (except with respect to their own compensation).

The role of compensation consultants

The Committee has adopted a policy under which it has the sole authority to select, evaluate, retain and dismiss an independent compensation consultant. Management may not engage the Committee’s consultant for any purpose. Frederic W. Cook & Co., Inc. (FWC) is the Committee’s independent compensation consultant. FWC advises the Committee regarding (i) trends in executive compensation; (ii) specific compensation recommendations for the CEO, CFO and CBO (and previously the COO); (iii) applicable legislative and regulatory developments; and (iv) other matters as requested by the Committee from time to time. FWC also provides assistance to the Board in compiling and summarizing the results of Board and director evaluations and advice on director fees.

Consistent with its Charter, the Committee regularly considers FWC’s independence and whether its work raises conflicts of interest under NYSE listing standards and SEC rules. Based on information received from FWC and other relevant considerations, the Committee concluded that FWC is independent and that its work for the Committee did not raise any conflicts of interest.

In addition, to identify and evaluate external trends and practices related to compensation and benefits strategy, design and administration, management considers survey data and other similar research obtained from various sources, including Towers Watson & Co., Aon Hewitt, which also provides us with significant plan administration services, and Equilar.

Pay position and peer companies in 2014

Consistent with our goal of providing competitive compensation, we review our executives’ total direct compensation compared to levels at a peer group of companies. When we set executive compensation targets we use the market median for each compensation element as a reference point; however, we do not specifically target any element of compensation at the market median.

We consider the composition of our peer group annually, and each year the Committee selects a peer group comprised of companies with which we compete for talent, including our direct competitors, major retailers, producers of consumer branded goods and companies with a significant global presence. The Committee takes into consideration size (revenue and market capitalization) and performance as well as other characteristics of large companies with complex international operations like those of the Company.

2014 PEER COMPANIES

3M Company	Johnson & Johnson	Starbucks Corporation

Best Buy Co., Inc.	Kellogg Company	Target Corporation

Burger King Worldwide, Inc.	Kraft Foods Group, Inc.	Unilever (United States)

The Coca-Cola Company	Lowe’s Companies, Inc.	Walgreen Co.

Colgate-Palmolive Company	Mondeléz International, Inc.	Wal-Mart Stores, Inc.

Dunkin’ Brands Group, Inc.	Nestlé (United States)	The Walt Disney Company

FedEx Corporation	NIKE, Inc.	The Wendy’s Company

General Mills, Inc.	PepsiCo, Inc.	Yum! Brands, Inc.

The Home Depot, Inc.	The Procter & Gamble Company

24	McDonald’s Corporation 2015 Proxy Statement

The table that follows provides a financial measurement summary comparing McDonald’s size and performance to our peer group.

FINANCIAL COMPARISONS

		McDonald’s vs. comparator group*
(Dollars in millions)	McDonald’s	Percentile	Rank

Revenues (most recent fiscal year)	$27,441	38%	16

Market capitalization (12/31/14)	$91,189	67	9

Systemwide sales (most recent fiscal year)	$87,787	96	2

1-year TSR (12/31/14)	-0.1%	9	22

3-year TSR (12/31/14)	1.0%	0	23

5-year TSR (12/31/14)	12.0%	24	17

*	Financial data for Nestlé (United States) and Unilever (United States) is unavailable. Data generally as of March 18, 2015 as reported on Bloomberg.com.

A note about changes in 2014 NEO compensation levels

Historically, the Committee has generally set target total direct compensation opportunity for newly promoted executives below the median of our peers, to reflect lack of tenure in the position. As tenure in a position grows, an executive’s compensation level increases, both absolutely and relative to the peer group median. The Committee’s approach is reflected in the increased awards of performance-based RSUs and stock options for certain of the NEOs in 2014. It is important to note that such equity increases were structured so that value will only be realized if the Company achieves financial performance metrics and the stock price increases. The Committee believes that maintaining competitive total direct compensation opportunities is critical to rewarding and retaining key talent.

COMPENSATION POLICIES AND PRACTICES

Policy regarding management’s stock ownership

Historically, the Company has maintained stock ownership requirements because we believe executives will more effectively pursue the long-term interests of shareholders if they are shareholders themselves. The Committee reviews the policy annually, and in early 2014, the Committee enhanced these requirements by adding a retention component for equity awards. Further, in October 2014, the Committee increased the value of the stock that senior executive vice presidents are required to own to an amount equal to at least five times annual salary. This policy, including the new retention component, is described below. The following table provides our stock ownership requirements.

STOCK OWNERSHIP REQUIREMENTS LEVEL	Multiple of salary

President & CEO	6x

Senior Executive Vice President	5x

Other Executive Officers	4x

Executives have five years to achieve the required ownership level, and the five-year period to comply restarts each time an executive is promoted to a position with a higher ownership requirement. If an executive is not on track to meet his/her ownership requirements following the third year of the five-year period, he or she must retain the lesser of 50% of the net after-tax shares received upon the vesting of an RSU award or such percentage of net after-tax shares necessary to satisfy the applicable requirement. If an executive has not achieved the requisite stock ownership within five years, he or she must retain 100% of the net after-tax shares received upon the vesting of an RSU award and/or a stock option exercise until the required ownership level is attained. The Committee reviews compliance with these stock ownership requirements annually and currently all executives are in compliance with the policy.

Further, the Company has adopted restrictions that prohibit executives from engaging in derivative transactions to hedge the risk associated with their stock ownership. Recipients of equity awards may not enter into any agreement that has the effect of transferring or exchanging any economic interest in any award for any other consideration.

McDonald’s Corporation 2015 Proxy Statement	25

Clawbacks and forfeiture provisions

The Company’s compensation plans contain clawback provisions that require the repayment of compensation previously awarded under the STIP and the LTIP in certain circumstances (for example, the commission of fraud) and to the extent permitted under applicable law.

Under our severance plan, the Company may cease payment of any future benefits and require repayment of any previously paid severance amounts upon discovery of an act during employment that would have resulted in termination for cause.

Unexercised stock options and unpaid RSUs are subject to forfeiture if the Company determines that any executive committed an act or acts involving dishonesty, fraud, illegality or moral turpitude. Further, if an executive violates a restrictive covenant, the Company has the right to cancel outstanding awards.

Policy regarding future severance payments

The Company has a policy under which we will seek shareholder approval before entering into an agreement to provide a NEO with severance payments, including tax gross-ups, in excess of 2.99 times the sum of (i) the NEO’s annual base salary as in effect immediately prior to termination of employment; plus (ii) the highest annual bonus awarded to the NEO by the Company in any of the three full fiscal years immediately preceding the fiscal year in which termination of employment occurs. Certain types of payments are excluded from this policy, such as amounts payable under arrangements that apply to classes of employees other than the NEOs or that predate the implementation of the policy, as well as any payment that the Committee determines is a reasonable settlement of a claim that could be made by a NEO.

Risk and compensation programs

Our compensation program is designed to mitigate the potential to reward unreasonable risk-taking that may produce short-term results that appear in isolation to be favorable, but that may undermine the successful execution of our long-term business strategy and erode shareholder value. In particular, our executive compensation program seeks to provide an appropriate balance of short-term and long-term incentives. Our incentive program incorporates performance metrics related to various measures of operational performance. By diversifying the time horizons and the applicable performance metrics of our incentives, we seek to mitigate the risk of significant compensation payments based on accomplishments in one area that may have a negative consequence for our business as a whole.

Internal pay equity

Compensation opportunities reflect our executive officers’ positions, responsibilities and tenure in a given position and are generally similar for executives who have comparable levels of responsibility (although actual compensation delivered may differ depending on relative performance). Although our executive pay decisions are based on individual performance and other criteria, we consider the potential impact of internal pay equity on morale, incentive, management alignment, and succession planning. In addition, from time to time, we make special one-time equity awards to executives in connection with their hiring or promotion. These awards permit us to meet one-time business objectives with minimum impact to long-term pay equity. No such awards were made in 2014.

Policy with respect to tax deductibility of compensation

We intend that our compensation programs usually will permit the Company to deduct compensation expense under Section 162(m) of the Internal Revenue Code (Code), which limits the tax deductibility of annual compensation paid to executives to $1 million, unless the compensation is performance-based. However, the Company may, from time to time, pay compensation that does not qualify as performance-based compensation under Section 162(m) of the Code.

Policies and practices regarding equity awards

We have a policy to not grant equity awards when the Company possesses material non-public information. The Company generally makes broad-based equity grants at approximately the same time each year following our release of financial information; however, the Company may choose to make equity awards outside of the annual broad-based grant (e.g., for certain new hires or promotions). Stock options may be granted only with an exercise price at or above the closing market price of the Company’s stock on the date of grant.

26	McDonald’s Corporation 2015 Proxy Statement

Compensation Tables

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by or paid to our NEOs in 2012, 2013 and 2014.

Name and principal position (a)	Year (b)	Salary (1) ($)(c)	Stock awards (2) ($)(e)	Option awards (3) ($)(f)	Non-equity incentive plan compensation (4) ($)(g)		All other compensation (5) ($)(i)	Total ($)(j)

Donald Thompson	2014	$1,250,000	$3,271,818	$2,362,665	Annual:	0	$404,095	$7,288,578
Former President and					Long-term:	0
Chief Executive Officer					Total:	0

(retired, effective	2013	1,225,000	4,667,552	1,769,687	Annual:	$1,400,000	434,425	9,496,664
March 1, 2015)					Long-term:	0
					Total:	1,400,000

	2012	979,167	660,129	3,206,663	Annual:	1,400,000	324,816	13,751,919
					Long-term:	7,181,144
					Total:	8,581,144

Peter J. Bensen	2014	858,333	1,026,200	741,028	Annual:	0	168,735	2,794,296
Senior Executive					Long-term:	0
Vice President and					Total:	0
Chief Financial Officer	2013	765,000	1,511,447	589,899	Annual:	569,000	164,298	3,599,644
(Chief Administrative					Long-term: Total:	0 569,000
Officer, effective
March 1, 2015)
	2012	708,333	465,904	818,945	Annual:	679,000	196,308	7,331,690
					Long-term:	4,463,200
					Total:	5,142,200

Stephen Easterbrook	2014	633,333	535,453	386,627	Annual:	0	134,449	1,689,862
Senior Executive Vice					Long-term:	0
President and Chief					Total:	0
Brand Officer

(President and Chief
Executive Officer, effective
March 1, 2015)(6)

Douglas Goare	2014	570,000	624,611	451,055	Annual:	0	1,259,655	2,905,321
President, McDonald’s					Long-term:	0
Europe					Total:	0

	2013	566,000	969,078	383,437	Annual:	408,000	1,592,893	3,919,408
					Long-term:	0
					Total:	408,000

	2012	542,500	298,856	525,266	Annual:	500,000	889,836	4,508,723
					Long-term:	1,752,265
					Total:	2,252,265

David Hoffmann	2014	533,333	490,832	354,401	Annual:	0	1,381,119	2,759,685
President, McDonald’s					Long-term:	0
Asia, Pacific, Middle					Total:	0
East and Africa (7)	2013	507,500	724,635	221,212	Annual:	207,000	1,578,609	3,238,956
					Long-term:	0
					Total:	207,000

table continued on next page

McDonald’s Corporation 2015 Proxy Statement	27

Name and principal position (a)	Year (b)	Salary (1) ($)(c)	Stock awards (2) ($)(e)	Option awards (3) ($)(f)	Non-equity incentive plan compensation (4) ($)(g)		All other compensation (5) ($)(i)	Total ($)(j)

Timothy J. Fenton	2014	$387,500	$1,026,200	$741,028	Annual:	0	$690,901	$2,845,629
Former Chief					Long-term:	0
Operating Officer					Total:	0

	2013	770,833	1,778,202	589,899	Annual:	640,000	235,467	4,014,401
					Long-term:	0
					Total:	640,000

	2012	684,167	407,474	716,270	Annual:	677,000	198,455	5,888,819
					Long-term:	3,205,453
					Total:	3,882,453

(1)	While other executives did not receive annual base salary increases in 2014, Messrs. Bensen and Easterbrook each received a salary increase in 2014 in connection with his respective promotion, and Mr. Hoffmann also received a special salary increase as a matter of pay equity.

(2)	Computed in accordance with FASB ASC Topic 718, this represents the aggregate grant date fair value based on the probable outcome of the applicable performance conditions and excluding the effect of estimated forfeitures during the applicable vesting periods, of RSUs granted under the McDonald’s Corporation Amended and Restated 2001 Omnibus Stock Ownership Plan, as amended (Prior Plan) or the McDonald’s Corporation 2012 Omnibus Stock Ownership Plan (Current Plan), as applicable. Values are based on the closing price of the Company’s common stock on the grant date, less the present value of expected dividends over the vesting period. Generally, RSUs vest on the third anniversary of the grant date and are subject to performance-based vesting conditions linked to the achievement of target levels of diluted EPS growth (as described beginning on page 21). Additional information is disclosed in the Grants of Plan-Based Awards table on pages 30 and 31 and the Outstanding Equity Awards at 2014 Year-end table on pages 32 and 33. A more detailed discussion of the assumptions used in the valuation of RSU awards may be found in the Notes to Consolidated Financial Statements under “Share-based Compensation” on page 44 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

(3)	Computed in accordance with FASB ASC Topic 718, this represents the aggregate grant date fair value excluding the effect of estimated forfeitures during the applicable vesting periods of options. Options have an exercise price equal to the closing price of the Company’s common stock on the grant date, vest in equal installments over a four-year period and are subject to the Prior Plan or the Current Plan, as applicable. Values for options granted in 2014 are determined using a closed-form pricing model based on the following assumptions, as described in the footnotes to the consolidated financial statements: expected volatility based on historical experience of 20.0%; an expected annual dividend yield of 3.3%; a risk-free return of 2.0%; and expected option life based on historical experience of 6.1 years. Additional information about options is disclosed in the Grants of Plan-Based Awards table on pages 30 and 31 and the Outstanding Equity Awards at 2014 Year-end table on pages 32 and 33. A more detailed discussion of the assumptions used in the valuation of option awards may be found in the Notes to Consolidated Financial Statements under “Share-based Compensation” on pages 34 and 44 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

(4)	Our annual cash incentive plan is referred to as STIP and our long-term cash incentive plan is referred to as LTIP. Prior to 2013, LTIP operated on non-overlapping three-year cycles and payouts listed in 2012 are for the 2010-2012 cycle.

(5)	“All other compensation” for 2014 includes the Company’s contributions to the Profit Sharing Plan and Excess Benefit and Deferred Bonus Plan as follows:

Donald Thompson	$238,500

Peter J. Bensen	128,460

Stephen Easterbrook	75,591

Douglas Goare	88,020

David Hoffmann	66,630

Timothy J. Fenton	92,475

28	McDonald’s Corporation 2015 Proxy Statement

Also included are the following categories of perquisites: personal use of Company-provided cars or an allowance; life insurance; financial counseling; annual physical examinations for the executives and their spouses; executive security; matching charitable donations; limited miscellaneous items; and personal use (which includes travel for service on boards of directors other than our Board) of the Company’s aircraft, with a net cost to the Company in 2014 of $122,164 for Mr. Thompson. In general, the CEO is the only executive permitted to use the aircraft for personal travel. However, in certain circumstances the CEO may at his discretion permit other executives to use the aircraft for personal travel. In addition, at the discretion of the CEO, other executives may be joined by their spouses on the aircraft. The Company does not provide any tax gross-ups on the perquisites described above.

In the case of the Company’s NEOs based overseas, Messrs. Goare and Hoffmann, the amount in this column for 2014 also includes certain benefits in connection with their international assignments, as follows:

For Mr. Goare: Company-provided housing (in the amount of $171,315), which includes rent, rental furniture, utilities, cleaning and maintenance; a cost-of-living adjustment (in the amount of $147,224); home leave travel allowance; relocation and related allowances; tax preparation services; and tax equalization (in the amount of $772,650) which is designed to satisfy tax obligations arising solely as a result of his international assignment. Certain amounts were paid in local currency and in each case the amount reported reflects the exchange rate on the date the respective payments were made or the average monthly exchange rate.

For Mr. Hoffmann: Company-provided housing (in the amount of $425,688), which includes rent, rental furniture, utilities and maintenance; a cost-of-living adjustment (in the amount of $71,316); home leave travel allowance (in the amount of $88,872); educational expenses (in the amount of $122,543); transportation expenses; relocation expenses and related allowances; an expatriate membership; tax preparation services; and tax equalization (in the amount of $513,929) which is designed to satisfy tax obligations arising solely as a result of his international assignment. Certain amounts were paid in local currency and in these cases the amount reported reflects the exchange rate on the date the respective payments were made or the average monthly exchange rate.

Mr. Fenton previously performed an international assignment in Hong Kong, and as a result, he received certain tax-related benefits. In particular, Mr. Fenton participated in the Company’s tax equalization program, which reimburses an executive’s tax obligations arising solely as a result of an international assignment, to the extent that those tax obligations are in excess of taxes that would have been due had the executive not performed the international assignment. Although Mr. Fenton returned to the U.S. in April of 2010, he continued to have tax liability in Hong Kong in 2014 arising from his international assignment. In 2014, the cost of Mr. Fenton’s tax equalization was $177,002, and consistent with Company policy, Mr. Fenton also received tax preparation services paid for by the Company.

The incremental cost of perquisites is included in the amount provided in the table and based on actual charges to the Company, except as follows: (i) Company-provided cars includes a pro rata portion of the purchase price, fuel and maintenance, based on personal use, and (ii) corporate aircraft includes fuel, on-board catering, landing/handling fees and crew costs and excludes fixed costs, such as pilot salaries and the cost of the aircraft. In accordance with Company policy, the CEO reimburses the Company for a portion of personal use of the corporate aircraft, calculated as the lower of (i) amount determined under the Code based on two times the Standard Industry Fare Level (SIFL) rate per person or (ii) 200% of the actual fuel cost.

(6)	Mr. Easterbrook was not a NEO in 2012 or 2013.

(7)	Mr. Hoffmann was not a NEO in 2012.

McDonald’s Corporation 2015 Proxy Statement	29

GRANTS OF PLAN-BASED AWARDS — FISCAL 2014

In 2014, the NEOs were eligible to receive annual cash awards under STIP and long-term cash awards under LTIP. Columns (d) and (e) below show the target and maximum awards they could have earned. Actual payouts for STIP are in column (g) of the Summary Compensation Table. In 2014, the NEOs also received two types of equity awards: RSUs subject to performance-based vesting criteria, (see columns (f), (g), (h) and (l)) and stock options (see columns (j), (k) and (l)).

									All other
									option
									awards:	Exercise	Grant date
			Estimated future payouts			Estimated future payouts			number of	or base	fair value
			under non-equity incentive			under equity incentive			securities	price	of stock
			plan awards			plan awards			underlying	of option	and options
		Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	option	awards	awards (3)
Name (a)	Plan	date (b)	($)(c)	($)(d)	($)(e)	(#)(f)	(#)(g)	(#)(h)	(#)(j)	($/Sh)(k)	($)(l)

Donald	LTIP		0	$3,666,666	$8,433,332
Thompson	STIP		0	2,000,000	5,000,000

	Equity
	Plan(1)	2/12/14				0	38,642	38,642			$3,271,818

	Equity
	Plan(2)	2/12/14							193,186	$94.89	2,362,665

Peter J.	LTIP		0	1,150,000	2,645,000
Bensen	STIP		0	900,000	2,250,000

	Equity
	Plan(1)	2/12/14				0	12,120	12,120			1,026,200

	Equity
	Plan(2)	2/12/14							60,591	94.89	741,028

Stephen	LTIP		0	712,778	1,639,389
Easterbrook	STIP		0	607,230	1,518,075

	Equity
	Plan(1)	2/12/14				0	6,324	6,324			535,453

	Equity
	Plan(2)	2/12/14							31,613	94.89	386,627

Douglas	LTIP		0	585,000	1,345,500
Goare	STIP		0	484,500	1,211,250

	Equity
	Plan(1)	2/12/14				0	7,377	7,377			624,611

	Equity
	Plan(2)	2/12/14							36,881	94.89	451,055

David	LTIP		0	585,000	1,345,500
Hoffmann	STIP		0	484,500	1,211,250

	Equity
	Plan(1)	2/12/14				0	5,797	5,797			490,832

	Equity
	Plan(2)	2/12/14							28,978	94.89	354,401

table continued on next page

30	McDonald’s Corporation 2015 Proxy Statement

									All other
									option
									awards:	Exercise	Grant date
			Estimated future payouts			Estimated future payouts			number of	or base	fair value
			under non-equity incentive			under equity incentive			securities	price	of stock
			plan awards			plan awards			underlying	of option	and options
		Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	option	awards	awards (3)
Name (a)	Plan	date (b)	($)(c)	($)(d)	($)(e)	(#)(f)	(#)(g)	(#)(h)	(#)(j)	($/Sh)(k)	($)(l)

Timothy J.	LTIP		0	$1,333,000	$3,065,900
Fenton	STIP		0	968,750	2,421,875

	Equity
	Plan(1)	2/12/14				0	12,120	12,120			$1,026,200

	Equity
	Plan(2)	2/12/14							60,591	$94.89	741,028

(1)	Reflects grants of RSUs subject to performance-based vesting conditions under the Current Plan. The RSUs vest on February 12, 2017, subject to achievement of a specified EPS growth target during the performance period ending on December 31, 2016. The performance target for these RSU awards granted to the NEOs in 2014 is compounded annual EPS growth of 6% on a cumulative basis. If target is achieved, 100% of the RSUs will vest. If no compounded EPS growth is achieved, no RSUs will vest. If compounded EPS growth is achieved, but below target, the awards will vest proportionally, as established by the Committee. It is currently estimated that the payout of these awards will be zero based upon performance results through 2014.

(2)	Reflects grants of options in 2014. For details regarding options, please refer to footnote 3 to the Summary Compensation Table on page 28.

(3)	The values in this column for RSUs and options were determined based on the assumptions described in footnotes 2 and 3, respectively, to the Summary Compensation Table on page 28.

McDonald’s Corporation 2015 Proxy Statement	31

OUTSTANDING EQUITY AWARDS AT 2014 YEAR-END

	Option awards				Stock awards
	Number of	Number of			Number	Market value	Equity incentive	Equity incentive
	securities	securities			of shares	of shares	plan awards:	plan awards: market
	underlying	underlying			or units of	or units of	number of unearned	or payout value of
	unexercised	unexercised	Option	Option	stock that	stock that	shares, units	unearned shares, units
	options	options	exercise	expiration	have not	have not	or other rights that	or other rights that
	exercisable (1)	unexercisable (1)	price	date	vested (2)	vested (2)(3)	have not vested (4)	have not vested (3)(4)
Name (a)	(#)(b)	(#)(c)	($)(e)	(f)	(#)(g)	($)(h)	(#)(i)	($)(j)

Donald	25,299	0	$32.60	02/16/2015
Thompson	20,611	0	36.37	02/14/2016
	24,984	0	45.02	02/14/2017
	44,492	0	56.64	02/13/2018
	47,820	0	57.08	02/11/2019
	26,275	0	57.08	02/11/2019
	73,021	0	63.25	02/10/2020
	48,393	16,131	75.93	02/09/2021
	42,504	42,504	100.05	02/08/2022
	84,698	84,698	88.53	06/29/2022
	39,896	119,679	94.00	02/13/2023
	0	193,186	94.89	02/12/2024			101,781	$9,536,880

Stephen	11,747	35,232	$98.42	06/14/2023
Easterbrook	0	31,613	94.89	02/12/2024			15,723	$1,473,245

Peter J.	15,870	0	$36.37	02/14/2016
Bensen	15,157	0	45.02	02/14/2017
	24,100	0	56.64	02/13/2018
	40,463	0	57.08	02/11/2019
	49,787	0	63.25	02/10/2020
	34,579	11,526	75.93	02/09/2021
	29,998	29,998	100.05	02/08/2022
	13,298	39,894	94.00	02/13/2023
	0	60,591	94.89	02/12/2024			35,349	$3,312,201

Douglas	12,050	0	$56.64	02/13/2018
Goare	15,634	0	57.08	02/11/2019
	16,596	0	63.25	02/10/2020
	12,965	4,321	75.93	02/09/2021
	19,241	19,240	100.05	02/08/2022
	8,646	25,929	94.00	02/13/2023
	0	36,881	94.89	02/12/2024			22,272	$2,086,886

David	5,247	0	45.02	02/14/2017
Hoffmann	5,562	0	56.64	02/13/2018
	7,357	0	57.08	02/11/2019
	9,128	0	63.25	02/10/2020
	6,224	2,074	75.93	02/09/2021
	5,249	5,246	100.05	02/08/2022
	3,499	3,498	100.05	02/08/2022
	4,989	14,958	94.00	02/13/2023
	0	28,978	94.89	02/12/2024	1,500	$140,550	14,468	$1,355,652

table continued on next page

32	McDonald’s Corporation 2015 Proxy Statement

	Option awards				Stock awards
	Number of	Number of			Number	Market value	Equity incentive	Equity incentive
	securities	securities			of shares	of shares	plan awards:	plan awards: market
	underlying	underlying			or units of	or units of	number of unearned	or payout value of
	unexercised	unexercised	Option	Option	stock that	stock that	shares, units	unearned shares, units
	options	options	exercise	expiration	have not	have not	or other rights that	or other rights that
	exercisable (1)	unexercisable (1)	price	date	vested (2)	vested (2)(3)	have not vested (4)	have not vested (3)(4)
Name (a)	(#)(b)	(#)(c)	($)(e)	(f)	(#)(g)	($)(h)	(#)(i)	($)(j)

Timothy J.	24,320	0	57.08	02/11/2019
Fenton	46,468	0	63.25	02/10/2020
	31,115	10,371	75.93	02/09/2021
	26,238	26,236	100.05	02/08/2022
	13,298	39,894	94.00	02/13/2023
	0	60,591	94.89	02/12/2024			24,581	$2,303,240

(1)	In general, options expire on the tenth anniversary of grant. For details regarding equity treatment upon termination, see page 36.

(2)	Mr. Hoffmann’s RSUs reflected in columns (g) and (h) are not subject to performance-based vested conditions because they were granted before Mr. Hoffmann was an executive. Our practice is to grant RSUs subject to performance-based vesting conditions to our executives. 1,500 of these RSUs vested on February 8, 2015.

(3)	Calculated by multiplying the number of shares covered by the award by $93.70, the closing price of Company stock on the New York Stock Exchange on December 31, 2014.

(4)	Reflects unvested performance-based RSUs that are scheduled to be paid out as follows if the targets are met (or were paid out, in the case of awards that vested in 2015).

			Number of			Number of
			performance-based			performance-based
Named executive officer	Vesting date		RSUs	Vesting date		RSUs

Donald Thompson	2/8/2015		7,287	2/13/2016	(1)	23,937
	2/13/2016		31,915	2/12/2017		38,642

Peter J. Bensen	2/8/2015		5,143	2/13/2016	(1)	7,447
	2/13/2016		10,639	2/12/2017		12,120

Stephen Easterbrook	6/14/2016		9,399
	2/12/2017		6,324

Douglas Goare	2/8/2015		3,299	2/13/2016	(1)	4,681
	2/13/2016		6,915	2/12/2017		7,377

David Hoffmann	2/13/2016		3,990	2/12/2017		5,797
	2/13/2016	(1)	4,681

Timothy J. Fenton	2/8/2015		4,498	2/13/2016	(1)	7,685
	2/13/2016		7,684	2/12/2017		4,714

(1)	Reflects the vesting date for 50% of these RSUs, and the remaining RSUs will vest upon the executives’ retirement, subject to the applicable performance conditions.

McDonald’s Corporation 2015 Proxy Statement	33

OPTION EXERCISES AND STOCK VESTED — FISCAL 2014

	Option awards		Stock awards
	Number of shares	Value realized	Number of shares	Value realized
	acquired on exercise	on exercise	acquired on vesting	on vesting
Name (a)	(#)(b)	($)(c)	(#)(d)	($ )(e)

Donald Thompson	60,000	$4,271,298	9,218	$884,191
Peter J. Bensen	0	0	6,587	631,825
Stephen Easterbrook	0	0	0	0
Douglas Goare	0	0	2,470	236,922
David Hoffmann	4,906	314,775	1,186	113,761
Timothy J. Fenton	47,992	1,907,782	5,927	568,518

NON-QUALIFIED DEFERRED COMPENSATION — FISCAL 2014

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	contributions	contributions	earnings in	withdrawals/	balance at
	in last FY(1)	in last FY(1)	last FY	distributions	last FYE(2)
Name (a)	($)(b)	($)(c)	($)(d)	($)(e)	($)(f)

Donald Thompson	$731,000	$225,250	$35,927	0	$4,373,177
Peter J. Bensen	205,373	113,198	192,376	0	7,299,564
Stephen Easterbrook	28,995	52,191	429	0	70,017
Douglas Goare	74,800	66,720	195,017	0	2,706,492
David Hoffmann	56,533	49,180	106,062	0	1,083,054
Timothy J. Fenton	438,500	79,225	219,935	0	10,693,268

(1)	Represents salary deferrals which are also reported as compensation for 2014 in the Summary Compensation Table on pages 27 and 28: 227,000 for Mr. Thompson; 116,666 for Mr. Bensen; 26,667 for Mr. Easterbrook; 47,500 for Mr. Goare; 44,750 for Mr. Hoffmann and 54,500 for Mr. Fenton. The remaining amounts represent bonus deferrals under STIP, which were previously reported in the Summary Compensation Table for 2013. The amounts reported in column (c) are included in “All other compensation” in column (i) of the Summary Compensation Table.

(2)	Includes amounts previously reported in the Summary Compensation Table, in the aggregate, as follows:

Donald Thompson	$2,130,027

Peter J. Bensen	4,956,169

Douglas Goare	325,498

David Hoffmann	118,554

Timothy J. Fenton	7,320,600

Excess benefit and deferred bonus plan (Excess Plan)

The Excess Plan is a non-tax-qualified, unfunded plan that allows senior management and certain highly compensated staff employees to (i) make tax-deferred contributions from their salary, STIP and LTIP awards; and (ii) receive matching contributions (on deferrals of salary and STIP awards only), in excess of the Internal Revenue Service (IRS) limits under the Profit Sharing Plan.

At the time of deferral, participants may elect to receive distributions either in a lump-sum or in regular installments over a period of up to 15 years following separation from service. Commencement of distributions are delayed for six months following separation from service.

34	McDonald’s Corporation 2015 Proxy Statement

Deferrals are nominally invested in investment funds selected by participants and are credited with a rate of return based on the investment option(s) selected. The investment options are currently based on returns of the Profit Sharing Plan’s stable value fund, S&P 500 Index fund and the McDonald’s common stock fund.

Supplemental profit sharing and savings plan (Supplemental Plan)

Prior to the Excess Plan, the Company’s Supplemental Plan allowed participants to defer compensation in excess of the IRS limits that applied to the Profit Sharing Plan. The Supplemental Plan allowed deferrals of salary and all or a portion of cash incentives as well as Company contributions on deferrals of salary and STIP. At the end of 2004, the Company froze the Supplemental Plan. The investment options for existing accounts under the Supplemental Plan are identical to those under the Excess Plan. A participant may elect to have distributions in a single lump-sum, in installments commencing on a date of the participant’s choice or in an initial lump-sum payment with subsequent installment payments. Distributions may commence in the year following termination and must be completed within 25 years. If the participant does not file a distribution election in the year of termination, the participant’s entire Supplemental Plan balance is paid out in cash in the year following termination. In-service and hardship withdrawals are permitted subject to certain conditions.

•	POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our NEOs would become entitled to certain payments and benefits in connection with a change in control and/or if their employment with the Company were to terminate as described below.

Potential payments upon termination of employment

•	McDONALD’S CORPORATION SEVERANCE PLAN (SEVERANCE PLAN)

Under the Severance Plan, Messrs. Bensen, Easterbrook, Goare, Hoffmann and Thompson would receive severance benefits if they were terminated by the Company without “cause,” due to a reduction in work force or job elimination; however, the Severance Plan excludes terminations for performance reasons. Applicable benefits consist of a lump-sum payment with respect to severance pay, based on final salary, and the continuation of medical and dental benefits. Amounts are based on position and length of service. In addition, in a covered termination, each NEO would receive prorated STIP and LTIP payments based on actual performance (and paid at the same time payments are made to other participants), unused sabbatical leave, and transitional assistance. Payments would be delayed for six months following termination of employment to the extent required under Code Section 409A.

The value of the benefits that would have been payable to the NEOs other than Mr. Fenton under the Severance Plan assuming a qualifying termination of employment on December 31, 2014 are included in the chart below.

	Salary	Benefit		Other (sabbatical and
Named executive officer	continuation($)	continuation($)	LTIP($)	transitional assistance)($)	Total($)

Donald Thompson	$1,153,846	$10,059	0	$204,308	$1,368,213

Peter J. Bensen	623,077	10,815	0	12,000	645,892

Stephen Easterbrook	325,000	2,604	0	12,000	339,604

Douglas Goare	570,000	10,938	0	12,000	592,938

David Hoffmann	394,615	10,818	0	12,000	417,433

In connection with Mr. Fenton’s retirement on June 30, 2014, the Committee agreed to waive the six-month notice period that is customarily required in advance of a retirement under the STIP and LTIP, which permitted Mr. Fenton to qualify for retirement treatment pursuant and otherwise subject to the terms of his respective awards. In addition, Mr. Fenton received credit for service through March 1, 2015 with respect to his stock option and RSU awards. Finally, Mr. Fenton received a lump-sum payment of $375,000, that was paid on December 31, 2014. Please refer to page 23 for details of Mr. Thompson’s retirement on March 1, 2015.

McDonald’s Corporation 2015 Proxy Statement	35

Effect of termination of employment under equity incentive plans

•	STOCK OPTIONS

Unvested options are generally forfeited on termination of employment, with vested options remaining outstanding and exercisable for 90 days, except on termination for “cause.”

If the executive qualifies for favorable treatment (by satisfying the conditions for retirement or “special circumstances,” which includes termination by the Company without “cause,” and agreeing to the restrictive covenants) the options continue to become exercisable on the originally scheduled dates and remain exercisable for an extended post-termination exercise period (the full term of the option in the case of retirement and for a lesser period in the case of “special circumstances”), as applicable. If an executive terminates employment as a result of death or disability, the options vest upon termination and remain exercisable for an extended post-termination exercise period. If an executive violates a restrictive covenant following termination, the Company may cancel any outstanding options. Further, if an executive terminates employment for any reason other than death or disability, all options granted in the last 12 months are generally forfeited.

•	RSUs

Unvested RSUs are generally forfeited on termination of employment. As discussed on page 21, the Company’s practice is to grant executives RSUs subject to performance-based vesting conditions. In the case of certain termination events (including retirement and termination by the Company without “cause”), executives are entitled to full or pro-rata vesting with respect to their unvested RSUs, however, performance-based RSUs are not accelerated on termination of employment; instead, any additional vesting is subject to the satisfaction of the applicable performance conditions, determined following completion of the performance period. With respect to the RSUs held by our NEOs, which are generally subject to performance-based vesting conditions, we are not able to calculate the hypothetical value that each NEO could have realized as a result of a termination of employment because the vesting is based not only on the portion of the vesting period in which the NEO remained employed but also on actual performance through the end of the entire performance period. However, as discussed on page 22, based on financial performance through 2014, 0% of the awards with respect to 2013-2015 and 2014-2016 are expected to vest. Further, if an executive terminates employment for any reason other than death or disability, all RSUs granted in the last 12 months are generally forfeited upon termination, although the Company may elect to waive that forfeiture. As discussed on page 33 as of December 31, 2014, Mr. Hoffmann held RSUs that were not subject to performance-based vesting conditions because they were granted prior to Mr. Hoffmann serving as President of McDonald’s APMEA. If Mr. Hoffmann’s employment were terminated on December 31, 2014, he would have realized a value of $136,708 as a result of the accelerated pro rata vesting of these RSUs, based on the closing price of the Company’s common stock on that date.

Deferred compensation

Following separation from service for any reason, the NEOs would receive distributions from their accounts under the Excess Plan and the Supplemental Plan in accordance with their elected distribution schedules, as described on pages 34 and 35.

Consequences of a change in control

A “change in control” is generally defined as either (i) the acquisition of 20% or more of our common stock or voting securities by a single purchaser or a group of purchasers acting together; (ii) the incumbent members of the Board cease to constitute at least a majority of the Board as a result of an actual or threatened election contest; (iii) a significant merger or other business combination involving the Company; or (iv) a complete liquidation or dissolution of the Company.

•	CHANGE IN CONTROL EMPLOYMENT AGREEMENTS (CIC AGREEMENTS) AND OTHER PAYMENTS TRIGGERED UPON A CHANGE IN CONTROL

In 2014, the Company was party to CIC Agreements with Messrs. Bensen, Thompson and, prior to his retirement, Fenton. The Company will not enter into any new CIC Agreements. The CIC Agreements provide that, during the three-year period following a change in control, referred to as the “protected period,” the executive’s (i) position and authority may not be reduced; (ii) place of work may not be relocated by more than 30 miles; (iii) salary may not be reduced; (iv) annual bonus opportunity may not be reduced; and (v) participation in benefit plans will continue on terms not less favorable than before the change in control. In addition, within 30 days after a change in control, if it is also a change in control under Code Section 409A, the Company will pay a prorated portion of (i) the target annual bonus and (ii) the target long-term incentive bonus, both for the partial performance period in which the change in control occurs. If it is not a change in control under Code Section 409A, the Company will pay (i) a prorated portion of the executive’s

36	McDonald’s Corporation 2015 Proxy Statement

annual bonus, based on the Company’s actual performance; and (ii) a prorated portion of the executive’s long-term incentive bonus based on target performances, both on the date on which such bonuses are paid to Company employees generally. The treatment of outstanding equity awards is described under “Equity awards” on page 38. If the Company fails to comply with these provisions, the executive may terminate employment for “good reason” during the protected period.

If the executive terminates his employment for good reason or his employment is terminated by the Company without “cause” during the protected period, then, in addition to receiving accrued but unpaid salary, bonus, deferred compensation and other benefit amounts due on termination, the executive will be entitled to: (i) a lump-sum cash payment equal to three times the sum of the executive’s salary, target annual bonus and contribution received under the Company’s deferred compensation plan; (ii) a pro rata portion of the annual bonus based upon actual performance, reduced (but not below zero) by any portion of the annual bonus for that year previously paid to the executive, if any; (iii) a lump-sum payment equal to continued medical, life insurance, fringe and other benefits for three years after the termination; and (iv) a lump-sum cash payment for any accrued sabbatical leave. In addition, for purposes of determining eligibility for any post-retirement medical benefits, the executive will be treated as having three additional years of age and service. The executive will be eligible for these benefits, subject to execution of an agreement that includes restrictive covenants and a release of claims. Payment of these benefits will be delayed for six months to the extent required under Code Section 409A.

The Company will reimburse an executive on an after-tax basis for excise tax payments that are considered to be contingent upon a change in control. If the aggregate after-tax amount of benefits is not more than 110% of what the executive would receive if benefits were reduced to a level that would not be subject to excise taxes, the executive will not be entitled to receive a reimbursement and the aggregate amount of benefits to which he is entitled will be reduced to the greatest amount that can be paid without triggering excise taxes.

In the case of the death or disability of an executive during the protected period, the executive or his estate would be entitled to receive accrued salary, bonus, deferred compensation and other benefit amounts due at levels provided to peers and at least as favorable as those immediately preceding the change in control.

If (i) the Company terminates an executive for cause following a change in control; (ii) an executive voluntarily terminates employment without good reason following a change in control; or (iii) an executive who is otherwise eligible to receive severance benefits fails to execute the requisite agreements, then that executive will receive only a lump-sum payment of accrued salary, bonus, deferred compensation and other benefit amounts.

The following table sets forth the benefits that Messrs. Bensen, and Thompson would have been entitled to under the CIC Agreements, assuming that on December 31, 2014 they had been terminated without cause or resigned with good reason in the protected period following a change in control. Since Mr. Fenton was no longer employed by the Company on December 31, 2014, he is excluded from the table; the actual payments that Mr. Fenton was entitled to as a result of the termination of his employment are described on page 35.

	Severance payment
	(3x salary, bonus
	and Company
Named executive	contribution to deferred	Benefit			Tax gross-up
officer	compensation plan)	continuation	LTIP	Sabbatical	payments	Total

Donald Thompson	$10,517,399	$114,310	0	$192,308	$9,634,123	$20,458,140

Peter J. Bensen	5,881,458	124,298	0	0	0	6,005,756

Messrs. Easterbrook, Goare and Hoffmann have not entered into CIC Agreements with the Company. Following a change in control, Messrs. Easterbrook, Goare and Hoffmann would be entitled to payments under our Severance Plan as described on page 35 in the event their employment is terminated and they otherwise qualify for the payments and benefits thereunder. In addition, pursuant to LTIP, they would be entitled to a pro rata LTIP payment following a change in control based on actual performance through the date of the change in control. Assuming that on December 31, 2014 a change in control occurred, based on actual performance through such date, Messrs. Easterbrook, Goare and Hoffmann would each have been entitled to an LTIP payment of $0.

McDonald’s Corporation 2015 Proxy Statement	37

•	EQUITY AWARDS

Under the Equity Plan, upon a change in control, outstanding unvested options and RSUs will be replaced by equivalent awards based on publicly-traded stock of the successor entity. The replacement awards will vest and become exercisable (in the case of options) or be paid out (in the case of service-based RSUs) if the grantee’s employment is terminated for any reason other than “cause” within two years following the change in control. In addition, if employment is terminated other than for “cause” within two years following the change in control, all options will remain outstanding for not less than two years following termination or until the end of the original term, if sooner.

If the awards are not replaced (e.g., because the acquirer does not have publicly-traded securities) or if the Commit- tee so determines, vesting will be accelerated. RSUs would vest (performance-based RSUs at target) and be paid out upon a Code Section 409A change in control; otherwise, the RSUs would be paid out on the originally scheduled payment date or, if earlier, on the executive’s death, disability or termination of employment, subject to any required delay under Code Section 409A.

Terminations initiated by the employee will not result in accelerated vesting of replacement awards.

If a change in control had occurred on December 31, 2014 and either (i) the outstanding options and RSUs held by the NEOs could not be replaced or (ii) the Committee so determined, assuming that the transaction met the applicable definition of a change in control under the Equity Plan and Code Section 409A: (i) options would have vested and (ii) RSUs would have vested and been paid out immediately (performance-based RSUs at target). The awards held by the NEOs as of December 31, 2014 are set forth in the Outstanding Equity Awards at 2014 Year-end table on pages 32 and 33.

The table below summarizes the value of the change in control payments that the NEOs could have received based on (i) in the case of options, the “spread” between the exercise price and the closing price of the Company’s common stock on December 31, 2014 and (ii) in the case of RSUs, the target number of shares, multiplied by the closing price of the Company’s common stock on December 31, 2014. The table sets forth the hypothetical value that the NEOs could have realized as a result of the accelerated equity awards, based on these assumptions. If there were no change in control, the amounts shown would have vested over time, subject to continued employment and with respect to the RSUs subject to performance-based vesting conditions. Since Mr. Fenton was no longer employed by the Company on December 31, 2014, he is excluded from the table.

	Stock options	RSUs
	(closing price on 12/31/14	(target number of shares multiplied
Named executive officer	minus exercise price)($)	by closing price on 12/31/14)($)	Total ($)

Donald Thompson	$724,536	$9,536,880	$10,261,416

Peter J. Bensen	204,817	3,312,201	3,517,018

Stephen Easterbrook	0	1,473,245	1,473,245

Douglas Goare	76,785	2,086,886	2,163,671

David Hoffmann	36,855	1,496,202	1,533,057

38	McDonald’s Corporation 2015 Proxy Statement

Other management proposals

PROPOSAL NO. 2.

ADVISORY VOTE to approve executive compensation

We are asking our shareholders to provide an advisory vote to approve the compensation awarded to our Named Executive Officers for 2014, as described in the “Executive Compensation” section, beginning on page 16, which includes the Compensation Discussion and Analysis (CD&A) and the compensation tables.

As fully described in our CD&A, the main objectives of our compensation program are to motivate our executives to increase profitability and shareholder returns, to pay compensation that varies based on performance, and to compete for and retain managerial talent, without promoting unreasonable risk taking. In order to accomplish these objectives, the Compensation Committee approved an executive compensation program that is designed to create incentives through a mix of both short- and long-term awards, based on various objective performance metrics, including our stock price performance for certain awards. The Committee believes the program incentivizes strong operational and financial performance in both the current year and over the long-term, thereby aligning the interests of executives with the interests of our shareholders.

The Board of Directors recommends that shareholders vote FOR the approval of the compensation awarded to McDonald’s named executive officers for 2014, as disclosed under SEC rules, including the Compensation Discussion and Analysis and the compensation tables included in this Proxy Statement.

PROPOSAL NO. 3

ADVISORY VOTE to approve the appointment of Ernst & Young LLP as independent auditor for 2015

The Audit Committee is directly responsible for the appointment, compensation, retention, evaluation and termination of the independent external audit firm. The Committee has appointed Ernst & Young LLP as the Company’s independent external audit firm for 2015. In executing its responsibilities, the Committee engages in a thorough annual evaluation of Ernst & Young’s qualifications, performance and independence. Among other things, the Committee is informed by results of a comprehensive assessment survey of the firm by senior financial personnel from the Company’s headquarters and largest global markets, and discusses opportunities for improvement with the lead audit partner. The Committee has sole authority to approve all engagement fees to be paid to Ernst & Young. In assessing independence, the Committee reviews the fees paid, including those related to non-audit services, and annually reviews compliance with the Company’s Hiring Policy for Employees of External Audit Firm and Its Affiliates. The Committee regularly meets with the lead audit partner without members of management present, and in executive session with only the Committee members present, which provide the opportunity for continuous assessment of the firm’s effectiveness and independence and for consideration of rotating audit firms.

Ernst & Young or its predecessor, Arthur Young & Company, has been retained as the Company’s external audit firm continuously since 1964. In accordance with SEC rules and Ernst & Young policies, the firm’s lead engagement partner rotates every five years. The Audit Committee and its Chairman are directly involved in the selection of Ernst & Young’s lead engagement partner.

The Audit Committee and the Board of Directors believe that the continued retention of Ernst & Young LLP to serve as the Company’s independent external audit firm for 2015 is in the best interests of the Company and its shareholders, and the Board is asking shareholders to approve this appointment. A representative of the firm is expected to attend the Annual Shareholders’ Meeting, and will be available to answer shareholders’ questions and will have the opportunity to make a statement. If shareholders do not approve the appointment of Ernst & Young, the Audit Committee will reconsider the appointment.

The Board of Directors recommends that shareholders vote FOR the appointment of Ernst & Young LLP as independent auditor for 2015.

McDonald’s Corporation 2015 Proxy Statement	39

Audit Committee matters

Audit Committee Report

DEAR FELLOW SHAREHOLDERS:

The Audit Committee is composed of five Directors, each of whom meets the independence and other requirements of the New York Stock Exchange. Enrique Hernandez, Jr., Cary D. McMillan, and Roger W. Stone qualify as “audit committee financial experts.” The Committee has the responsibilities set out in its Charter, which has been adopted by the Board of Directors and is reviewed annually.

Management is primarily responsible for the Company’s financial statements, including the Company’s internal control over financial reporting. Ernst & Young LLP (Ernst & Young), the Company’s independent auditor, is responsible for performing an audit of the Company’s annual consolidated financial statements in accordance with generally accepted accounting principles (GAAP) and for issuing a report on those statements. Ernst & Young also reviews the Company’s interim financial statements in accordance with applicable auditing standards. The Committee oversees the Company’s financial reporting process and internal control structure on behalf of the Board of Directors. The Committee met eight times during 2014, including meeting regularly with Ernst & Young and the head of internal audit, both privately and with management present.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management and Ernst & Young the audited and interim financial statements, including Management’s Discussion and Analysis, included in the Company’s Reports on Form 10-K and Form 10-Q.

In connection with its review of the Company’s annual consolidated financial statements, the Committee also discussed with Ernst & Young other matters required to be discussed with the auditor under Auditing Standard No. 16, as modified or supplemented (communication with audit committees), and those addressed by Ernst & Young’s written disclosures and its letter provided under the applicable requirements of the Public Company Accounting Oversight Board, as modified or supplemented (independence discussions with audit committees).

The Committee is responsible for the engagement of the independent auditor and appointed Ernst & Young to serve in that capacity during 2014 and 2015. In that connection, the Committee reviewed Ernst & Young’s independence from the Company and management, including Ernst & Young’s written disclosures described above.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

Respectfully submitted,

The Audit Committee

Enrique Hernandez, Jr., Chairman

Walter E. Massey

Cary D. McMillan

Sheila A. Penrose

Roger W. Stone

POLICY FOR PRE-APPROVAL OF AUDIT AND PERMITTED NON-AUDIT SERVICES

The Audit Committee has a policy for the pre-approval of all audit and permitted non-audit services to be provided to the Company by its independent auditor. The Audit Committee may pre-approve engagements on a case-by-case basis or on a class basis if the relevant services are predictable and recurring.

Pre-approvals for classes of services are granted at the start of each fiscal year and are applicable for the year. In considering these pre-approvals, the Audit Committee reviews a description of the scope of services falling within each class and imposes budgetary estimates that are largely based on historical costs.

Any audit or permitted non-audit service that is not included in an approved class, or for which total fees are expected to exceed the relevant budgetary estimate, must be pre-approved on an individual basis. Pre-approval of any individual engagement may be granted not more than one year before commencement of the relevant service. Pre-approvals of services that may be provided over a period of years must be reconsidered each year.

The Corporate Controller monitors services provided by the independent auditor and overall compliance with the pre-approval policy. The Corporate Controller reports periodically to the Audit Committee about the status of outstanding engagements, including actual services provided and associated fees, and must promptly report any noncompliance with the pre-approval policy to the Chairman of the Audit Committee.

40	McDonald’s Corporation 2015 Proxy Statement

In accordance with the policy, all services provided to the Company by Ernst & Young in 2013 and 2014 were pre-approved by the Audit Committee.

The policy is available on the Company’s website at www.governance.mcdonalds.com.

AUDITOR FEES AND SERVICES

The following table presents fees paid for professional services rendered for the audit of the Company’s annual financial statements for 2014 and 2013 and fees paid for other services provided by our independent auditor in those years:

(In millions)	2014	2013

Audit fees (1)	$11.5	$11.8
Audit-related fees (2)	0.5	0.9

Tax fees (3)	0.9	0.6

Total	$12.9	$13.3

(1)	Fees for services associated with the annual audit (including internal control reporting), statutory audits required internationally, reviews of Quarterly Reports on Form 10-Q and accounting consultations.

(2)	Fees for employee benefit plan audits and certain attestation services not required by statute or regulation.

(3)	Primarily fees for tax compliance in various international markets.

McDonald’s Corporation 2015 Proxy Statement	41

Shareholder proposals

The text of the shareholder proposals and supporting statements appear exactly as received by the Company unless otherwise noted. All statements contained in the shareholder proposals and supporting statements are the sole responsibility of the respective proponent(s). The shareholder proposals may contain assertions about the Company or other matters that the Company believes are incorrect, but the Company has not attempted to refute all such assertions. The Board recommends a vote against all of the shareholder proposals based on the reasons set forth in the Company’s statements in opposition following each shareholder proposal.

The name, address and share ownership of each proponent of a shareholder proposal, and any co-filer, are available upon request by calling 1-630-623-2553 or by sending a request to McDonald’s Corporation, Shareholder Services, Department 720, One McDonald’s Plaza, Oak Brook, IL 60523.

PROPOSAL NO. 4

ADVISORY VOTE on a shareholder proposal requesting the Board adopt a policy to prohibit accelerated vesting of performance-based RSUs in the event of a change in control

Shareholder Proposal

RESOLVED: The shareholders ask the board of directors to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan, other plan or board action), there shall be no accelerated vesting of performance-based restricted stock units granted to any senior executive, provided, however, that the board’s Compensation Committee may provide in an applicable grant or purchase agreement that any such unvested award will vest on a partial, pro rata basis up to the time of the senior executive’s termination, with such qualifications for an award as the Committee may determine.

For purposes of this policy, “equity award” means an award under an equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K, which addresses executive compensation. This resolution shall be implemented so as not affect any contractual rights in existence on the date this proposal is adopted.

SUPPORTING STATEMENT

As shareholders, we promote “pay-for-performance” in pay plans. We do not question that severance payments may be appropriate if an executive is terminated following a change in control, and McDonald’s already has provisions to pay severance based on multiples of salary and annual bonus to some senior executives in that circumstance. We are concerned, however, that the Company’s current practices may permit windfall equity awards that are unrelated to performance.

McDonald’s executives receive incentive equity awards consisting of options and performance-based restricted stock units. The vesting of unearned equity accelerates after a change in control and the executive’s departure if involuntary or without cause.

According to last year’s proxy statement, accelerated vesting of performance-based restricted stock units at the end of 2013 would have been worth $7 million to Mr. Thompson, the Chairman and CEO, in addition to a $21 million severance package, including about $10 million in tax “gross-ups.” Other senior executives would have received between $1 million and $3 million from accelerated vesting of performance-based restricted stock units.

We focus on this performance-based equity because McDonald’s states: “[V]esting conditions require the executives to achieve the Company’s strategic objectives in order to vest in the awards.” We are unpersuaded that during a change in control situation, executives somehow “deserve” performance equity they did not earn.

This proposal would allow accelerated vesting of performance-based restricted stock units on a pro rata basis as of an affected executive’s termination date, with the details of any pro rata award to be determined by the Compensation Committee. We note that McDonald’s already provides for pro rata vesting of long-term cash compensation in the event of a change-in-control related termination; why is the same approach not applied to performance-based equity?

Other major companies (including Apple, ExxonMobil, Intel, Microsoft) and several McDonald’s peers (including Johnson & Johnson, Kraft, Target, Walmart) have comparable or more stringent limitations on accelerated vesting of unearned equity, e.g., pro rata awards or simply forfeiting unearned awards.

42	McDonald’s Corporation 2015 Proxy Statement

The Board’s Statement in Opposition

The Board recommends voting AGAINST the advisory proposal requesting limited, pro-rata vesting of performance-based RSUs in connection with a change in control.

Our existing long-term incentive compensation program provides a balanced approach to limiting the circumstances under which such awards would vest following a change in control. For this reason, the Board does not believe the proposal is in the best interest of the Company and its shareholders.

Putting Our Long-Term Incentive Program in Context. Our long-term incentive program consists of three elements: 1/3 long-term performance-based cash awards, 1/3 performance-based RSUs and 1/3 stock options.

•	Long-Term Cash is Subject to Pro-Rata Vesting. The long-term performance-based cash component is currently subject to pro-rata vesting. In the unlikely event of a change in control, the pro-rata payout would be based on actual performance through the date of the change in control.

•	Accelerated Vesting of Performance-Based RSUs and Options is Limited and Aligned with Shareholder Interests. The other two elements of our long-term program, performance-based RSUs and options, are subject to accelerated vesting in limited circumstances.

•	Replacement awards. Accelerated vesting upon a change in control is provided only if so-called replacement grants are not issued. Any replacement awards would be subject to continued vesting and performance thresholds at the new entity. If replacement grants are not issued (e.g., the successor company is not publicly traded), vesting of RSUs would accelerate at target.

•	Termination within two years. If an employee is involuntarily terminated without cause within two years of a change in control, performance RSUs will vest at target. Options are subject to a double-trigger change in control arrangement, so there has to be both a change in control and involuntary termination for vesting to occur. After a double trigger event, options will expire within two years of the termination date (or by their terms, if sooner).

Rationale for Our Balanced Approach. The rationale for our balanced approach to change in control vesting, in which one-third of the long-term award is subject to pro rata vesting and the remaining two-thirds are subject to acceleration in limited circumstances, is to ensure that employees’ interests are aligned with those of shareholders in the event of a transaction. As a result, employees are not incentivized to enter into a value-destructive transaction to get a quick payout because their long-term cash award is prorated and their long-term equity accelerates only if replacement awards are not issued or where the employee is subject to involuntary termination. On the other hand, limited accelerated vesting encourages employees to make decisions that are in the best long-term interests of the Company, and will not lead them to avoid a potentially value-enhancing transaction. In those cases, it also encourages employees to stay on to see the transaction through in order to realize the value of their awards.

The shareholder proposal, which only provides for pro-rata vesting upon a post-change in control employment termination, could discourage employees from vigorously pursuing a transaction which is in the interests of shareholders by potentially depriving them of a significant portion of their expected compensation. As might be expected in light of this risk, a 2014 study of 160 S&P 500 companies published by Meridian Compensation Partners found that more than twice as many companies provide a payout of the full performance awards than provide for payout of only a pro-rata portion of the award, indicating that our current arrangements are well within the mainstream; the shareholder proposal would place us at a disadvantage in competing for talent.

Additionally, because the performance metrics are often inapplicable following a change in control, a blanket prohibition on accelerated vesting can result in substantial uncertainty regarding the treatment of those awards in a transaction, unfair treatment of employees and a failure to motivate and retain employees pending the consummation of a transaction. For any of these reasons, a prohibition on accelerated vesting is not in the best interests of the Company and its shareholders, as it would potentially impair the Board’s ability to negotiate the best deal for its shareholders.

Strong Shareholder Support for Our Executive Compensation Program. Finally, our current performance-based RSU award agreements were approved and adopted by a Compensation Committee composed entirely of non-employee independent directors and are part of our balanced pay for performance program, which has been endorsed by our shareholders every year through the annual say-on-pay vote, mostly recently with the support of over 93% of shareholders at our 2014 annual meeting.

McDonald’s Corporation 2015 Proxy Statement	43

Considering the Proposal in the Context of Our Strong Corporate Governance Practices. In addition to the specifics in our long-term incentive plan, we ask that you consider our overall corporate governance structure. We actively engage with our shareholders throughout the year and are committed to governance practices that empower shareholders and ensure board accountability, including majority voting, annual election of directors, separate Chairman and CEO roles, with an independent Chairman, and the shareholder right to call special meetings. We remain committed to best practices, as demonstrated by our proactive focus on our CEO succession process and refreshment of our board membership.

Therefore, your Board of Directors recommends that you vote AGAINST this proposal.

PROPOSAL NO. 5

ADVISORY VOTE on a shareholder proposal requesting ability of shareholders to act by written consent

Shareholder Proposal

Proposal 5 – Right to Act by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

A shareholder right to act by written consent and to call a special meeting are 2 complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle.

A shareholder right to act by written consent is one method to equalize our limited provisions for shareholders to call a special meeting. Delaware law allows 10% of shareholders to call a special meeting without mandating a holding period. However it takes 25% of McDonald’s shareholders, from only those shareholders with at least one-year of continuous stock ownership, to call a special meeting.

Thus potentially 50% of McDonald’s shareholders could be disenfranchised from having any voice whatsoever in calling a special meeting due to the McDonald’s one-year rule. The average holding period for stock is less than one-year according to “Stock Market Investors Have Become Absurdly Impatient.”

Our clearly improvable corporate governance (as reported in 2014) is an added incentive to vote for this proposal:

We may not have the best-qualified Lead Director in Andrew McKenna at age 84 and with 23-years long-tenure. Director independence declines after 10 to 15-years and director independence is critical to the role of a Lead Director. Plus Mr. McKenna was a member of our nomination committee. Roger Stone, at age 79 and with 25-years-tenure, was a member of our audit and executive pay committees. Enrique Hernandez was potentially over-extended with director duties at 4 public companies. This was compounded by Mr. Hernandez position on our audit committee—possibly the most demanding committee assignment. And Mr. Hernandez was also a member of our executive pay committee.

60% of our audit committee had 16 to 25-years long-tenure. And 66% of our nomination committee had 15 to 25-years long-tenure.

GMI Ratings, an independent investment research firm, said multiple related party transactions and other potential conflicts of interest involving our company’s board or senior managers should be reviewed in greater depth. The GMI Environmental, Social and Governance rating for McDonald’s was D.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Right to Act by Written Consent – Proposal 5

44	McDonald’s Corporation 2015 Proxy Statement

The Board’s Statement in Opposition

The Board recommends voting AGAINST the advisory proposal requesting that the Company take steps to allow shareholders to act by written consent. The Board has carefully considered this proposal for the past two years and continues to believe that it is unnecessary and not in shareholders’ best interests. Additionally, our shareholders already expressed their opposition to this matter when they voted on a similar proposal last year, and it received support from holders of less than 27% of our outstanding shares of common stock.

Shareholders have the ability to act under the current structure. The Company’s existing corporate governance practices, including shareholders’ ability to call special meetings and participate in the Company’s shareholder outreach program, provide year-round opportunities for shareholders to bring matters to the attention of the Company and other shareholders. Importantly, instituting a written consent process could disenfranchise shareholders and create considerable confusion and inefficiency.

Strong corporate governance practices. The Board has repeatedly demonstrated its responsiveness to shareholders’ concerns and emerging governance best practices. Significantly, both the Company’s Certificate of Incorporation and By-Laws provide that shareholders holding 25% of the outstanding shares of the Company’s common stock for at least one year can request a special meeting. The Company further demonstrates its commitment to fostering shareholder participation by employing the following corporate governance practices:

•	a majority voting standard in uncontested Director elections;

•	the annual election of all Directors;

•	no supermajority voting provisions;

•	an independent Chairman of the Board;

•	robust executive and director succession planning, as demonstrated by the actions discussed in the Board’s letter to shareholders found earlier in this Proxy Statement; and

•	numerous avenues for shareholder engagement, including:

•	a comprehensive shareholder outreach program, pursuant to which management periodically reaches out directly to shareholders and provides updates to the Board regarding these outreach efforts (in fact, over the past several months, we engaged with shareholders holding approximately 25% of outstanding shares to hear directly from them about their views on McDonald’s corporate governance practices and executive compensation structure);

•	the ability of shareholders to propose Director nominees to the Board;

•	mechanisms for shareholders to communicate directly with the full Board, the non-management Directors or any individual Director; and

•	the right of shareholders under state law and Company governing documents to nominate Directors via their own proxy statements.

Current governance structure is efficient and protects McDonald’s 1.6 million shareholders. In the Board’s view, the transparency and egalitarian nature of the annual or special meeting process supports shareholders’ interests in ways that the written consent process does not. The Company provides advance notice of the date, time and agenda for an annual or special meeting, so that all shareholders have the opportunity to consider proposed actions and express their views by voting. On the other hand, allowing actions by written consent would enable holders of a bare majority of shares to act on significant matters without providing prior notice to all shareholders. Accordingly, actions taken by written consent could deprive many shareholders of the critical opportunity to assess, discuss, deliberate and vote on pending actions.

In addition to disenfranchising shareholders, the written consent process could create substantial confusion and inefficiency for a widely-held public company like McDonald’s, which has more than 950 million shares currently outstanding and over 1.6 million shareholders. Under the proposal, multiple groups of shareholders would be able to solicit written consents at any time on a range of issues, some of which may raise duplicative or conflicting viewpoints. Such a piecemeal process would not permit orderly debates on the merits of proposed actions. This disordered state of corporate affairs would thus impose significant administrative and financial burdens on the Company, while providing little or no corresponding benefit to shareholders.

McDonald’s Corporation 2015 Proxy Statement	45

In summary, the Board continues to believe that the Company’s existing corporate governance practices, including the right of shareholders to call a special meeting and the Company’s shareholder outreach program, provide the appropriate means to advance shareholders’ interests while enabling the Board to oversee the Company’s business and affairs for the benefit of all shareholders. For these reasons, the right to act by written consent is neither necessary nor in shareholders’ best interests.

Therefore, your Board of Directors recommends that you vote AGAINST this proposal.

PROPOSAL NO. 6.

ADVISORY VOTE on a shareholder proposal requesting a proxy access bylaw

Shareholder Proposal

RESOLVED: shareholders of McDonald’s Corporation (“McDonald’s”) ask the Board of Directors (the “Board”) to adopt, and seek shareholder approval for, a “proxy access” bylaw (the “Bylaw”). The Bylaw shall require McDonald’s to include in its proxy materials provided to shareholders in connection with a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (both defined below) of any person (“Nominee”) nominated for election to the Board by a shareholder or group of shareholders (“Nominator”) that satisfies the requirements below and to allow shareholders to vote for the Nominee on McDonald’s proxy card.

The number of Nominees required to be included in proxy materials for a shareholder meeting shall not exceed one-quarter of the directors to be elected at that meeting. The Bylaw shall provide that a Nominator must:

(a)	have beneficially owned 3% or more of McDonald’s outstanding common stock continuously for at least three years on the date on which the nomination is submitted;
(b)	provide written notice received by the Secretary within the time period specified in the bylaws; such notice shall contain the information required to be disclosed about the Nominee and the Nominator by SEC rules in connection with a contested director election solicitation (with separate disclosure for each shareholder in a group) (all disclosure in this section is the “Disclosure”); and
(c)	execute an undertaking that it agrees to (i) assume all liability arising out of any violation of law or regulation in connection with the Nominator’s communications with McDonald’s shareholders, including the Disclosure; (ii) to the extent it uses soliciting material other than McDonald’s proxy materials, comply with all laws and regulations relating thereto.

The Nominator may furnish a 500-word statement in support of the Nominee’s election (the “Statement”) for inclusion in the proxy statement. The Board shall adopt a procedure for timely resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the Bylaw and applicable SEC rules and the priority to be given if the number of Nominees nominated exceeds the limit.

SUPPORTING STATEMENT

We believe that shareholders of U.S. public companies currently have no meaningful control over the director nomination and election process. In our view, access to the proxy for purposes of electing a director nominated by shareholders with a significant stake in McDonald’s is the most effective mechanism for ensuring accountability. We believe that greater accountability would benefit McDonald’s, where same-store sales have decreased or remained flat for the thirteenth straight month as of November 2014, and the company has struggled to respond to demographic trends and shifts in consumer preference. (See “Fallen Arches: Can McDonald’s Get its Mojo Back?” Fortune, Nov. 12, 2014)

We urge shareholders to vote for this proposal.

The Board’s statement in opposition

The Board recommends voting AGAINST the advisory proposal requesting that the Board adopt, and seek shareholder approval of, a proxy access bylaw for the reasons set forth below.

After carefully considering this proxy access proposal and monitoring the evolving views of our investors, the Board has determined that it is unnecessary and potentially harmful in light of the Company’s:

•	Overall strong corporate governance practices;

•	Existing Director nomination process;

46	McDonald’s Corporation 2015 Proxy Statement

•	Current strategic and leadership transition; and

•	Unique business model.

McDonald’s strong corporate governance practices

We have robust corporate governance practices in place, which provide shareholders with the ability to effectively voice their views with the Board and vote on critical matters. These include:

•	Majority voting standard in uncontested Director elections;

•	Annual election of all Directors;

•	Independent Chairman;

•	Diverse, independent Board with institutional knowledge and unique perspectives;

•	Robust executive and Director succession planning, as demonstrated by the actions discussed in the Board’s letter to shareholders found earlier in this proxy statement;

•	No supermajority voting provisions;

•	Shareholders’ ability to call special meetings;

•	Reconsideration of advisory shareholder proposals that receive more than minimal support by shareholders; and

•	Numerous avenues for shareholder feedback and engagement, including:

•	Comprehensive shareholder outreach program, pursuant to which management regularly reaches out directly to shareholders and provides updates to the Board regarding these outreach efforts;

•	Ability of shareholders to propose Director nominees to the Board (see page 63 of this proxy statement);

•	Mechanisms for shareholders to communicate directly with the full Board, the non-management Directors or any individual Director (see page 63 of this proxy statement); and

•	Shareholder right under state law and Company governing documents to nominate Directors via their own proxy statements.

Access would destabilize current nomination process

This proposal undermines the critical role of the Board and the Board’s Governance Committee in identifying, screening and selecting new Director candidates who will represent the interests of all shareholders. If adopted, the proposal would enable shareholders with special interests to nominate Directors with specific agendas, introducing an unnecessary and potentially expensive and destabilizing dynamic into the Board’s election process.

The Company has a well-crafted Director Selection Process, which is under the oversight of the Board’s Governance Committee. Among other things, it is the responsibility of the Governance Committee to: (1) evaluate the skills and experiences of potential Director candidates in light of the Company’s current and prospective needs, and (2) identify those candidates who can contribute to the overall effectiveness of the Board. In particular, the Committee seeks Directors with records of achievement in their respective fields and experiences relevant to the Company’s global scope and scale, as well as possessing high integrity, independence, analytical skills, diverse perspectives and other pertinent qualities. The Board is uniquely positioned among all of the Company’s stakeholders to identify potential skill or diversity gaps within the boardroom as the business evolves and to then identify candidates to fill those gaps. This well-balanced process, which includes in-person interviews and thorough vetting, among other steps, could be upended by a proxy access process that would likely prove harmful to investors. The Board’s Director Selection Process may be found on the Company’s website at: http://www.aboutmcdonalds.com/mcd/investors/corporate_governance/guidelines_and_ policies/director_selection_process.html.

By contrast, the proposal would not be in the best interests of shareholders. First, it would run counter to the careful work of the Governance Committee in recommending to the Board the most qualified slate of candidates for election. Second, unlike the members of the Committee and the Board, shareholders acting pursuant to the proposal would not be bound by fiduciary duties in nominating candidates. Instead, the proposal would permit a small minority of share- holders to nominate Directors who advance their own specific agenda without regard to the best interests of the Company or its shareholders. While there is opportunity for shareholders to vote down those candidates, the distraction and disruption from the process does not outweigh the potential benefit of opening the ballot to such nominees.

Ongoing strategic and leadership transition

We are concerned that, if used, proxy access could present a significant drain on management time and attention during a period of critical strategic and leadership transition for the Company. Our new CEO and his team are executing on our strategy to return to sustainable, long-term growth and taking action on our global growth priorities. We expect

McDonald’s Corporation 2015 Proxy Statement	47

this effort to continue to reenergize the business as we invest in opportunities to increase shareholder value. The adoption of proxy access, particularly at a low threshold, could prove distracting for management and the Board at this important time of transition.

Unique business model and Director balance

Our business is unique among large public companies. We execute our business strategies through a complex global network of franchisees, developmental licensees and suppliers. This unique business model requires an extraordinary degree of cooperation and alignment. In order to be most effective, Directors must dedicate time to thoroughly understand the interplay of the relationships among these various stakeholders. With this in mind, it is important to the Board to have a balance of experienced and new Directors who understand these relationships and for the current Directors to use the Board’s well-structured nomination process, which includes input from various stakeholders, to identify and nominate new candidates who will be successful in this environment. This combination of stakeholders under our current shareholder friendly governance structure has been highly successful over the years. Proxy access, we believe, would put these working relationships at risk and potentially harm the long-term shareholder value of the Company.

The Board strongly encourages a vote against this proposal

We understand that proxy access is emerging as an important issue for some shareholders and believe that McDonald’s is not the right Company to try out this important yet untested corporate governance development. During recent outreach efforts, the Company spoke to investors representing approximately 25% of shares outstanding (including the proponent of this proposal) regarding their views on proxy access and a variety of other governance practices. There is no general consensus among them regarding this issue, with views ranging from opposition to the entire concept of proxy access to support for the model proposed by the proponent. We plan to continue to analyze proxy access, review carefully the vote outcome of this proposal as well as similar proposals at other companies this proxy season, and continue to engage with shareholders to listen to their evolving views on the topic. However, implementing the proposal at this point may lead to the nomination of unqualified or special-interest candidates, resulting in contested Director elections that would force senior management and the Board to divert their focus from revitalizing McDonald’s business during this critical transition period for the Company.

Therefore, your Board of Directors recommends that you vote AGAINST this proposal.

PROPOSAL NO. 7

ADVISORY VOTE on a shareholder proposal requesting an annual congruency analysis of Company values and political contributions

Shareholder Proposal

Alignment between Corporate Values and Political Contributions

Whereas:

The proponent believes McDonald’s should establish policies that minimize risk to the corporation’s reputation and brand;

McDonald’s Corporation Political Contribution Policy indicates that “Political Contributions are made in a manner consistent with the Company’s core values and to protect and/or enhance shareholder value;” and

McDonald’s corporate mission and values state a commitment to nurturing employees, ethical business, and giving back to our communities.

Research by the Proponent uncovered political and trade association contributions that appeared to undermine these very commitments:

•	Employee rights. We pledge to treat our employees with “fairness, respect and dignity”, and claim to “pay fair, competitive wages” however, we have made contributions in 2014 to politicians and organizations opposing increases to the minimum wage including $10,000 to Paul Ryan, $5,000 to John Boehner and $10,000 to the National Restaurant Association. (As of December 2013, the average McDonald’s hourly employee was paid $7.73/hour).

•	Climate change. We agree with the scientific community that “human influence on the climate system is clear,” yet donate to many politicians who deny the existence of climate change or question the scientific consensus that humans are causing it, including John Boehner, Doug Collins, Rodney Davis, John Cornyn, and Mitch McConnell.

48	McDonald’s Corporation 2015 Proxy Statement

•	GMO labeling. In 2013, recognizing our commitment to food safety and quality, we pledged not to use “Arctic Apples”, a genetically modified crop; however, we donate to many politicians who voted against GMO labeling, including John McCain, Marco Rubio and Thad Cochran. (We also partner with corporations that use GMO products or oppose labeling, such as Coca-Cola, Monsanto, Cargill, and ConAgra.)

The corporation and shareholder value may be at risk of litigation or boycott should it become publicly known that the corporation violated its own values.

Resolved: Shareholders request that the Board of Directors report to shareholders annually at reasonable expense and excluding confidential information, a congruency analysis between corporate values as defined by McDonald’s stated policies, and political contributions or trade association fees paid by the Company occurring during the prior year which raise an issue of misalignment with corporate values, and stating the justification for such exceptions. The report should:

1.	Identify recipient individuals and organizations, as well as the amount paid to each;

2.	Identify the intersection and areas of conflict between a recipient’s policy stances and McDonald’s corporate values and mission;

3.	Include management’s analysis of risks to our corporation’s brand, reputation, or shareholder value;

4.	Include coherent criteria for determining congruency, such as identifying policy issues or legislative initiatives considered most germane to corporate values; and

5.	Based on the above, evaluate the identified incongruent contributions.

The Board’s Statement in Opposition

The Board recommends voting AGAINST the advisory proposal requesting that the Company issue an annual report to shareholders containing a congruency analysis of the Company’s corporate values and organizations receiving political contributions or trade association fees from the Company for the reasons set out below.

The Company currently has meaningful, efficient processes in place for oversight and disclosure of political contributions at the management and Board level. After careful review of this proposal, the Board has determined that the analysis suggested by the proponent is not necessary in light of the Company’s existing robust processes.

The Company currently has a Political Contribution Policy in place that guides all corporate political contributions and states that such contributions will be made in a manner consistent with the Company’s core values and to protect and enhance shareholder value. This policy was established by the Board in 2006, and is reviewed regularly and updated as circumstances warrant. The Policy expressly prohibits all independent expenditures and electioneering communications, as those terms are defined by applicable law. It also contains specific approval guidelines, further ensuring that contributions are beneficial to the long-term interests of the Company and/or the system of McDonald’s restaurants. The head of the Company’s government relations department weighs a number of factors when determining whether or not to approve a political contribution, including the merits of the candidate, election or ballot initiative, the value of the Company’s contribution, the quality and effectiveness of the organization to which the contribution will be made and the appropriateness of the Company’s level of involvement in the matter. The current Political Contribution Policy (the “Policy”) may be found on the Company’s website at http://www.aboutmcdonalds.com/mcd/investors/corporate_governance/guidelines_and_policies.html.

At the Board level, the Sustainability and Corporate Responsibility Committee exercises an oversight role with respect to the Company’s political contributions. In accordance with the Policy, management provides a semi-annual report to the Committee on political contributions. In accordance with the Committee’s Charter, management also provides an annual report to the Committee regarding the Company’s government relations and public affairs initiatives.

The Company is transparent to shareholders and other stakeholders with respect to contributions made. In accordance with the Policy, all corporate political contributions made in the U.S., including the identity of the donees and the amounts donated, are disclosed on the Company’s website at http://www.aboutmcdonalds.com/mcd/investors/corporate_governance/guidelines_and_policies/Political_Contribution_Policy.html. These disclosures confirm that the Company did not make the contributions as put forth in the proposal. Furthermore, in each of the past three years, the Company’s corporate political contributions did not exceed $33,000 in any of the years.

For these reasons, we believe that the report requested in the proposal is unnecessary and redundant, as the Company’s current Policy appropriately addresses this issue. The report has the potential to become a diversion of resources with no corresponding benefit to the Company, customers or our shareholders.

Therefore, your Board of Directors recommends that you vote AGAINST this proposal.

McDonald’s Corporation 2015 Proxy Statement	49

PROPOSAL NO. 8

ADVISORY VOTE on a shareholder proposal requesting that the Board have the Company be more pro-active in educating the American public on the health and environmental benefits of genetically modified organisms

Shareholder Proposal

Public Education on Genetically Modified Organisms

Whereas, the American public is woefully uninformed about the benefits and safety of Genetically Modified Organisms (GMOs);

Whereas, companies whose products may contain GMOs, such as McDonald’s, are harmed by the public’s ignorance on GMOs;

Whereas, global food safety experts agree that GMOs are safe for human consumption and that no single incidence of harm to human health or safety has ever been linked to GM ingredients. Organizations such as the National Academy of Sciences, the Royal Society of Medicine, the American Association for the Advancement of Science, the American Medical Association and the U.N. Food and Agricultural Organization have all determined that GM ingredients are safe;

Whereas, the Genetic Literacy Project has noted that with “2000+ global studies affirming safety, GM foods [are] among the most analyzed subjects in science.”

Whereas, according to the World Health Programme, approximately 805 million people do not have enough food to eat. Lack of proper nutrition is responsible for 45 percent of the deaths worldwide in children under five.

Whereas, according to the World Health Organization, “the development of GM organisms (GMOs) offers the potential for increased agricultural productivity or improved nutritional value that can contribute directly to enhancing human health and development.”

Resolved, the proponent urges the Board of Directors to initiate efforts to have McDonald’s be more pro-active in educating the American people about the health and environmental benefits of GM ingredients, as well as the potential of GM crops to alleviate worldwide hunger. The proponent also requests that the Board authorize the preparation of a report, at a reasonable cost and excluding proprietary information, within six months of the annual shareholder meeting, detailing the Company’s plans to increase its educational activities concerning GMOs.

Supporting Statement:

In a July 2013 New York Times poll, 93 percent of Americans favored labeling of genetically modified foods. In that poll, three-quarters of Americans expressed concern with GMOs in their food, and alarmingly “[t]hirty-seven percent of those worried about G.M.O.’s said they feared that such foods cause cancer or allergies.”

That means nearly four in ten Americans are misinformed about GMO safety and more than nine in ten are not aware of the unnecessary cost and unscientific rationale of GMO labeling.

Rarely has such a large percentage of the American population been so uneducated about such an important issue.

Compared with McDonald’s and other companies that use or make GMOs, the anti-GMO activists have been very successful in using fear and junk science to scare Americans away from GMO foods. This can harm corporate reputations. For example, GMO seed giant Monsanto is the third most-hated company in America.

GMO foods are a great gift to mankind. They lower food costs, allow farmers to produce food in a more sustainable way and show great promise for ending world hunger and malnutrition. The Company should be more pro-active in delivering that positive message of GMOs.

The Board’s Statement in Opposition

The Board has carefully considered this matter and recommends voting AGAINST the advisory proposal requesting that the Company initiate efforts to be more pro-active in educating the American people about the health and environ- mental benefits of genetically modified ingredients, as well as the potential of genetically modified crops to alleviate worldwide hunger, and the preparation of a report detailing the Company’s plans to increase educational activities concerning the benefits of genetically modified organisms (GMOs).

50	McDonald’s Corporation 2015 Proxy Statement

The issues raised in the proposal are complex, and reach far beyond McDonald’s role as a purchaser of food products to implement. The Board believes educational efforts and reporting in this regard should be the responsibility of scientific, regulatory and government agencies with the appropriate scientific and environmental expertise.

McDonald’s does not plant or raise crops. McDonald’s restaurants purchase its food products from Company approved suppliers. Typically, ingredients for McDonald’s menu items are grown regionally in the country or area of the world where McDonald’s restaurants are located, and agricultural practices vary worldwide. In making decisions regarding ingredients for McDonald’s menu items, the Company relies on scientific, regulatory and government agencies, such as the Food and Drug Administration (FDA) and the Department of Agriculture (USDA) in the U.S., and other international agencies, such as the World Health Organization (WHO), Codex Alimentarius, and other scientific bodies, to review, approve and educate the Company about the ingredients in McDonald’s food products.

We believe that it is not the Company’s role to educate the American people on the benefits of genetically modified ingredients and the potential of genetically modified crops to alleviate worldwide hunger. We also believe that the report requested in the proposal is unnecessary, and has the potential for a diversion of resources with no corresponding benefit to the Company, our customers or our shareholders.

Therefore, your Board of Directors recommends that you vote AGAINST this proposal.

PROPOSAL NO. 9

ADVISORY VOTE on a shareholder proposal requesting that the Board publish an annual report providing metrics and key performance indicators on palm oil

Shareholder Proposal

Whereas: Production of palm oil --- the most widely used vegetable oil in the world --- has become a leading driver of tropical deforestation, contributing significantly to climate change and conflicts with local communities. McDonald’s is estimated to be among the top 10 palm oil consuming companies globally.

Tropical forest ecosystems contain the majority of the world’s biodiversity and store the most carbon of any terrestrial ecosystem. When tropical forests are cleared to grow palm oil, large amounts of terrestrial carbon are released. Indonesia, which has the highest rates of deforestation globally due largely to palm expansion, was recently ranked the 3rd largest greenhouse gas emitter globally by the World Bank. The palm oil industry is also notorious for using child and forced labor.

Palm oil can be grown responsibly. Major companies across the food industry that use palm oil have recently adopted policies to ensure that their purchases can be traced back to suppliers verified as protecting High Carbon Stock (HCS) forests, peatlands, and human rights, raising the bar for the entire industry.

Sustainability and social responsibility are of growing importance to the majority of customers in the foodservice industry, according to a report from leading foodservice research and consultancy firm Technomic. Companies that fail to uphold strong environmental and social values throughout their supply chains have faced reputational damage and consumer rejection.

McDonald’s has recently become the public target of an environmental campaign for failing to uphold similarly strong environmental and social standards in its palm oil supply chain. As the world’s leading foodservice retailer, McDonald’s will likely face continued public scrutiny over its palm oil sourcing standards. McDonald’s currently relies on Greenpalm ‘offset’ certificates rather than mitigating the physical acts of deforestation in its supply chain. The purchase of Green-Palm ‘offset’ certificates provides no guarantee that McDonald’s own palm oil purchases do not contribute to biodiversity loss and human rights abuses.

Proponents are concerned that McDonald’s faces significant reputational risks associated with potentially purchasing palm oil from suppliers engaged in rainforest destruction and human rights abuses.

As consumers increasingly seek sustainable and transparent food choices, it is critical that McDonald’s provide food produced in a responsible manner.

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Resolved: Shareholders request that the Board prepare an annual public report, by November 31, 2015, at reasonable cost and omitting proprietary information, providing metrics and key performance indicators demonstrating the extent to which the company is curtailing the actual impact of its palm oil supply chain on deforestation and related human rights.

Supporting Statement: Proponents believe meaningful indicators would include:

•	Percentage of palm oil traceable to suppliers independently verified as not engaged in (1) expansion into peatlands, High Conservation Value or High Carbon Stock forests, or (2) human rights abuses (such as child or forced labor);

•	A time-bound plan for 100% global sourcing consistent with these criteria;

•	An explicit commitment to work toward strengthening third-party verification programs, where necessary, to achieve compliance with the company’s responsible palm oil policy.

The Board’s Statement in Opposition

The Board recommends voting AGAINST the advisory proposal requesting an annual public report on palm oil.

The Board has carefully considered the proposal and, in light of the Company’s public and transparent reporting on palm oil, we believe that the report requested by the proposal is unnecessary and redundant.

Although McDonald’s is not a large user of palm oil, the Company is committed to publicly reporting on palm oil use in McDonald’s restaurants and as ingredients in McDonald’s menu items in a thorough and transparent way. In April 2014, the Company released its most recent global corporate social responsibility and sustainability report (“CSR Report”). The CSR Report clearly demonstrates the Company’s commitment to addressing the social and environmental importance of sustainable palm oil production, as well as specific time-bound goals supporting the production of sustainable palm oil. The CSR Report may be found on the Company’s website at http://www.aboutmcdonalds.com/mcd/sustainability/sustainability_CR_reports.html. To further articulate McDonald’s position, the Company has published McDonald’s sustainable palm oil action plan, which provides even more transparency on the Company’s plan to support the production of sustainable palm oil. The Company’s sustainable palm oil action plan and other information on the Company’s efforts in this area may be found at
http://www.aboutmcdonalds.com/mcd/sustainability/sourcing/priority-products/sustainable-palm-oil-plan.html.

In addition, the Company reports annually to the Roundtable for Sustainable Palm Oil (“RSPO”) through the RSPO’s Annual Communication of Progress (“ACOP”). The RSPO is a multi-stakeholder association whose members comprise the entire palm oil supply chain (oil palm growers, processors, traders, consumer goods manufacturers, retailers, non-governmental organizations, banks and investors). RSPO promotes the production and uptake of certified sustain- able palm oil with the aim to transform markets to make sustainable palm oil the norm with principles and criteria that encompass, among others, the importance of transparency, legal compliance, environmental conservation and social considerations, and best practice sharing. ACOPs are reports submitted by RSPO members to gauge their progress towards 100% RSPO-certified sustainable palm oil. These reports are mandatory for RSPO members and are publicly available. The Company submitted ACOPs in 2013 and 2014. The most recent ACOP submitted by the Company may be found on the RSPO’s website at
http://www.rspo.org/file/acop2014/submissions/mcdonalds-corporation-ACOP2014.pdf.

For all of these reasons, we continue to believe that the report requested in the proposal is unnecessary and redundant, and has the potential for a diversion of resources with no corresponding benefit to the Company, our customers or our shareholders. It should be noted that we have reached out to the proponent over the past several months to discuss this important issue and believe we engaged in meaningful dialogue and transparent reporting. However, the proponent was unwilling to withdraw the proposal.

Therefore, your Board of Directors recommends that you vote AGAINST this proposal.

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Board and governance matters

INDEPENDENT CHAIRMAN AND CEO ROLES

Our Board is led by an independent Chairman, Andrew McKenna. The Chairman and CEO roles have been separated since 2004, and we find that this structure works well to ensure constructive engagement between the Board and the CEO, and effective oversight of management. In addition, this structure allows the CEO to focus on the Company’s business, while the Chairman can focus on corporate governance matters, including leadership development and succession planning.

BOARD SUCCESSION PLANNING

Under the Company’s Corporate Governance Principles, the Governance Committee has the primary responsibility for developing a succession plan for the Board and for making recommendations to the full Board on succession matters. In doing so, the Governance Committee determines the appropriate and desirable mix of characteristics, skills, expertise and diversity for the Board as a whole, with the objective of recommending a group that can best contribute to the long-term success of the Company’s business and represent the interests of all shareholders through the exercise of sound and independent judgment. The Governance Committee periodically reviews the Board’s composition and has engaged an executive search firm to ensure that a diverse candidate pool is regularly presented to the Committee. Also, to establish greater independence around the Board’s succession planning process, last September, the Board of Directors determined to separate the roles of Board Chairman and Governance Committee Chairman.

DIRECTOR SELECTION PROCESS

The Company has a robust policy for the consideration of Director candidates through which the Governance Committee establishes criteria for nominees, screens candidates and evaluates the qualifications of persons nominated or recommended by shareholders. The Governance Committee recommends Director nominees for approval by the Board. The Governance Committee reviews the size and structure of the Board and considers Director tenure, skills and experience in determining the slate of nominees and as part of Director succession planning. The Governance Committee seeks Directors with records of achievement in their chosen fields, and who have qualifications and experience relevant to the Company’s scope, strategy and global operations. Potential Director candidates are considered in light of all of their qualifications and other attributes, including:

•	Skill set and experience in light of current board composition;

•	High integrity and business ethics;

•	Strength of character and judgment;

•	Independence from management;

•	Ethnic and gender diversity; and

•	Ability to represent the interests of all shareholders.

Candidates with appropriate qualifications are interviewed in person, typically by the Chairman, the CEO, a majority of the members of the Governance Committee and certain other Directors. The Governance Committee also evaluates all Directors who are being considered for renomination in light of the above considerations, as well as their past contributions to the Board. The Board’s Director Selection Process may be found on the Company’s website at http://www.aboutmcdonalds.com/mcd/investors/corporate_governance/guidelines_and_policies/director_selection_ process.html

Shareholders who wish to recommend candidates for nomination by the Board or who wish to directly nominate Director candidates for election at the Company’s 2016 Annual Shareholders’ Meeting must follow the procedures described in the section on Consideration of Director Nominations for the 2016 Annual Shareholders’ Meeting, appearing on page 63.

BOARD DIVERSITY

The Governance Committee, together with the Board, proactively seeks diverse Director candidates to ensure a representation of varied perspectives and experience in the boardroom, although the Company’s nomination policy does not prescribe specific standards for diversity. Currently, 50% of the Board are women and individuals who are minorities. The Board is continually evolving to achieve a balance of institutional knowledge and fresh insight and ideas.

McDonald’s Corporation 2015 Proxy Statement	53

Our expansive global business demands that we have highly skilled, experienced and diverse leadership at both the executive level and in the boardroom. Our current Board members, including two who were just appointed to the Board in 2015, bring a diverse set of skills and experiences to the Company that are important to drive our strategy forward as the market and competitive landscape evolves. See page 15 for key characteristics of our Director nominees.

DIRECTOR INDEPENDENCE

Our Corporate Governance Principles require that all non-management Directors be independent under applicable law and listing standards, as well as under the Board’s Standards on Director Independence. The Board considers relationships involving Directors and their immediate family members and relies on information derived from Company records, questionnaires and other inquiries.

The relationships reviewed by the Board in its most recent determination involved commercial relationships with companies:

•	at which Board members then served as officers (including Inter-Con Security Systems, Inc. and KapStone Paper and Packaging Corporation);

•	in which Board members or their immediate family members then held an aggregate 10% or more direct or indirect interest (including Inter-Con Security Systems, Inc. and KapStone Paper and Packaging Corporation);

•	at which Board members then served as outside Directors (including Chevron Corporation, ConAgra Foods, Inc., Discover Financial Services, Exelon Corporation, Hyatt Hotels Corporation, Illinois Tool Works Inc., Jones Lang LaSalle Incorporated, Kraft Foods Group, Inc., The Walt Disney Company and Wells Fargo & Company); and

•	at which Board members then served as employees (including Schwarz Supply Source).

These relationships involved McDonald’s purchases of products and services in the ordinary course of business that were made on arm’s-length terms in amounts and under other circumstances that did not affect the relevant Directors’ independence.

The Board also reviewed certain de minimis arm’s-length retail transactions with other companies affiliated with Directors, as well as Company donations to not-for-profit organizations with which Board members or their immediate family members were affiliated by service as directors or trustees.

Based on its review, the Board determined that none of its non-management Directors has a material relationship with the Company and that all of them are independent. Currently, our non-management Directors are Susan E. Arnold, Robert A. Eckert, Margaret H. Georgiadis, Enrique Hernandez, Jr., Jeanne P. Jackson, Richard H. Lenny, Walter E. Massey, Andrew J. McKenna, Cary D. McMillan, Sheila A. Penrose, John W. Rogers, Jr., Roger W. Stone and Miles D. White.

MANAGEMENT SUCCESSION PLANNING

The Board regularly reviews short and long-term succession plans for the CEO and for other senior management positions. In assessing possible CEO candidates, the independent Directors identify the skills, experience and attributes they believe are required to be an effective leader in light of the Company’s global business strategies, opportunities and challenges.

54	McDonald’s Corporation 2015 Proxy Statement

BOARD COMMITTEES

Our Corporate Governance Principles provide for six standing committees: Audit, Compensation, Governance, Sustainability and Corporate Responsibility, Finance and Executive. Committee Charters are available on the Company’s website at www.governance.mcdonalds.com.

COMMITTEE MEMBERSHIP

	Audit	Compensation	Governance	Sustainability and Corporate Responsibility	Finance	Executive

Susan E. Arnold		—		—

Stephen J. Easterbrook						C

Robert A. Eckert		C	—			—

Margaret H. Georgiadis

Enrique Hernandez, Jr.	C, FE		—			—

Jeanne P. Jackson			—		C

Richard H. Lenny		—		—	—

Walter E. Massey	—			C

Andrew J. McKenna			—			—

Cary D. McMillan	FE—				—

Sheila A. Penrose	—			—

John W. Rogers, Jr.		—		—	—

Roger W. Stone	FE—		—		—

Miles D. White		—	C

C	Chair
FE	Financial expert

Committee and
2014 meetings	Primary responsibilities

Audit	• Oversees financial reporting, accounting, control and compliance matters.

2014 meetings: 8	• Appoints and evaluates the independent auditor.

• Reviews with the internal and independent auditors the scope and results of their audits and the adequacy and effectiveness of internal controls.

• Reviews material financial disclosures.

• Oversees financial risk as well as risks related to cyber-security and tax matters.

• Pre-approves all audit and permitted non-audit services.

• Annually reviews the Company’s compliance programs and receives regular updates about compliance matters.

• Annually reviews the Company’s disclosure controls and procedures.

table continued on next page

McDonald’s Corporation 2015 Proxy Statement	55

Committee and
2014 meetings	Primary responsibilities

Compensation	• Oversees the Company’s compensation and benefits policies and programs.

2014 meetings: 7	For more information on the responsibilities and activities of the Compensation Committee, including the Committee’s processes for determining executive compensation, see the “Compensation Discussion and Analysis” section of this Proxy Statement.

Governance	• Monitors the Board’s structure and operations.

2014 meetings: 7	• Sets criteria for Board membership.

• Searches for and screens candidates to fill Board vacancies and recommends candidates for election.

• Develops Board succession plan and makes recommendations to the Board on succession matters.

• Evaluates Director and Board performance and assesses Board composition and size.

• Recommends to the Board non-management Director compensation.

• Evaluates the Company’s corporate governance process.

• Recommends to the Board whether to accept the resignation of incumbent Directors who fail to be re-elected in uncontested elections.

Sustainability and Corporate Responsibility 2014 meetings: 5

•  Oversees the Company’s policies, strategies and risks related to sustainability and corporate responsibility matters that are of significance to the Company and its stakeholders, including matters related to community engagement, diversity, employment, the environment, human rights, public affairs, products, safety and sourcing.

•  Reports to the Compensation Committee regarding the Company’s progress in the areas of sustainability and corporate responsibility in connection with that Committee’s annual determination of executive compensation.

• Considers shareholder proposals about the Company’s corporate responsibility and sustainability matters.

Finance 2014 meetings: 4	• Reviews the Company’s dividend policy and share repurchase program in light of the Company’s strategy and performance.

• Oversees the Company’s Treasury activities, including reviewing and approving principal financial policies, such as those with respect to derivatives.

• Annually reviews the Company’s banking arrangements in the context of the Company’s operating strategy, risk exposures and other factors.

Executive	• May exercise most Board powers during the periods between Board meetings.

2014 meetings: 1

MEETING ATTENDANCE

Directors are expected to attend the Annual Shareholders’ Meeting and all Board meetings and meetings of the Committees on which they serve. Our Board met eight times during 2014. At each regularly scheduled Board meeting, our independent Directors met in executive session. With one exception, all of our Directors attended at least 95% of the total number of meetings of the Board and respective Committees on which they serve. The lowest attendence by any Director was 88%. All Directors, except one, attended the 2014 Annual Shareholders’ Meeting.

56	McDonald’s Corporation 2015 Proxy Statement

GOVERNANCE PRACTICES AND PRINCIPLES

The Governance Committee regularly reviews the Company’s Corporate Governance Principles and other governing documents and policies to ensure their appropriateness in light of the Company’s current and expected long-term circumstances. In March 2015, the Committee recommended, and the Board approved, revised Corporate Governance Principles that:

•	Memorialize the Board’s practices with respect to oversight of strategy;

•	Define risk oversight responsibilities, including enterprise risk management, of the Board and the Committees; and

•	Formalize the Governance Committee’s role in Board succession planning.

The Board also incorporated enhancements regarding risk oversight into four Committee Charters. A copy of our updated Governance Principles and Committee Charters may be found on our website at www.governance.mcdonalds.com.

BOARD EVALUATIONS

The Governance Committee conducts an annual evaluation of the performance of the Board of Directors, as well as an annual peer evaluation for all of the Directors. To protect the Directors’ anonymity and the integrity of the process, the Directors send their completed evaluations directly to an independent third party who compiles the responses into a report for the Governance Committee.

In addition, each of the Audit, Compensation, Governance, and Sustainability and Corporate Responsibility Committees annually conducts self-evaluations, and the Finance Committee conducts a self-evaluation at least every two years. Results of all evaluations are discussed at appropriate Committee meetings and with the full Board.

CODE OF CONDUCT FOR THE BOARD OF DIRECTORS

Each year, Directors confirm that they have read, and will comply with, the Code of Conduct for the Board of Directors. A copy of this code may be found on our website at www.governance.mcdonalds.com.

SHAREHOLDER OUTREACH AND ENGAGEMENT

The Company proactively engages with shareholders on a variety of topics, including governance and executive com- pensation, throughout the year. Over the past several months, management engaged with shareholders holding approximately 25% of outstanding shares. Management discusses investor feedback with the Board and appropriate Committees.

The Board considers this feedback in reviewing the Company’s governance and compensation practices. The Board has made changes based on shareholder input; for example, we have enhanced our Board succession planning and executive compensation disclosures, including additional graphic presentations. For more information on communication with the Board, please see “Communications with the Board of Directors and Non-Management Directors” on page 63.

BOARD RESPONSE TO 2014 SHAREHOLDER PROPOSAL

Last year, at the 2014 Annual Shareholders’ Meeting, a shareholder proposal requesting the ability for shareholders to act by written consent received the support of approximately 42% of votes cast (representing less than 27% of our outstanding shares). In response, the Board carefully considered the proposal and continues to believe that, in light of the Company’s strong governance profile, including the shareholder right to call special meetings, and the Board’s responsiveness to shareholder input, it is unnecessary and not in the best interests of all shareholders. Additional information regarding the Board’s thoughtful analysis of this subject is included in its Statement in Opposition to the same shareholder proposal expected to be presented at this year’s Annual Shareholders’ Meeting, beginning on page 44.

McDonald’s Corporation 2015 Proxy Statement	57

RISK OVERSIGHT

The Board is actively engaged in overseeing the Company’s enterprise-wide risk management framework. Consistent with past practice, the Board reviews the Company’s enterprise risk and management’s mitigation strategies at least annually. The review includes consideration of any emerging risks that may require assignment to a particular Committee for continuing oversight. Management also provides quarterly updates to the Board regarding the Company’s risk exposures and mitigation efforts. In 2014 the Governance Committee undertook a comprehensive review of the Board’s risk oversight, concluding that the Charters of each of the Audit, Compensation, Finance, Governance, and Sustainability & Corporate Responsibility Committees should be amended to reflect that each Committee is responsible for overseeing risks within its area of accountability and reporting to the full Board any risk that a Committee concludes is reasonably likely to be material to the Company. These oversight responsibilities are described in the Company’s Corporate Governance Principles, which may be found on the Company’s website at http://www.aboutmcdonalds.com/mcd/investors/corporate_governance/guidelines_and_policies/corporate_governance_principles.html, and in various Committee Charters.

DIRECTOR COMPENSATION

Only non-management Directors are paid for their service on the Board. In 2014, this compensation structure was as follows: (i) an annual cash retainer of $100,000; (ii) an annual retainer fee of $25,000 for each Director serving as Chair of the Audit, Compensation or Governance Committees, and an annual retainer fee of $15,000 for each Director serving as Chair of other Board Committees; and (iii) common stock equivalent units with a $140,000 value granted annually to each Director serving for the entire calendar year, under the Directors’ Deferred Compensation Plan. Directors serving for a portion of the year receive prorated grants of common stock equivalent units. The amount and form of compensation for non-management Directors has not changed since 2012.

The Company reimburses non-management Directors for expenses incurred in attending Board, Committee, shareholder and other McDonald’s business meetings. The Company also reimburses expenses for Director continuing education.

The following table summarizes the compensation received by each non-management Director in 2014:

	Fees earned	Stock	All other
	or paid in cash (1)	awards (2)(3)	compensation (4)	Total
Name (a)	($)(b)	($)(c)	($)(g)	($)(h)

Susan E. Arnold	$100,000	$140,000	$10,000	$250,000

Robert A. Eckert	125,000	140,000	10,000	275,000

Enrique Hernandez, Jr.	125,000	140,000	10,000	275,000

Jeanne P. Jackson	115,000	140,000	10,000	265,000

Richard H. Lenny	100,000	140,000	10,000	250,000

Walter E. Massey	115,000	140,000	10,000	265,000

Andrew J. McKenna (5)	117,866	962,290	10,000	1,090,156

Cary D. McMillan	100,000	140,000	10,815	250,815

Sheila A. Penrose	100,000	140,000	10,000	250,000

John W. Rogers, Jr.	100,000	140,000	10,000	250,000

Roger W. Stone	100,000	140,000	5,000	245,000

Miles D. White	107,133	140,000	10,000	257,133

(1)	Non-management Directors may defer all or a portion of their retainer(s) in the form of common stock equivalent units under our Directors’ Deferred Compensation Plan. Such deferrals, as well as the annual grant of common stock equivalent units described in footnote 2 below, are credited to an account that is periodically adjusted to reflect the gains, losses and dividends associated with a notional investment in our common stock. Common stock equivalent units so credited are based on a per-share price equal to the closing price of our common stock on the date of credit. Amounts credited are paid in a single lump-sum cash payment after retirement from the Board or death, or on a date specified by the Director with respect to their deferred retainer(s). If the Director has made a valid prior written election, all or a portion of the credited amount may be paid in equal annual installments over up to 15 years beginning after retirement from the Board.

58	McDonald’s Corporation 2015 Proxy Statement

(2)	Represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718) of (i) common stock equivalent units granted under the Directors’ Deferred Compensation Plan on December 31, 2014 to each non-management Director who served on the Board during 2014; and (ii) in the case of Director McKenna, a special grant of 8,465 restricted stock units (RSUs) on June 11, 2014, awarded in recognition of his service as non-executive Chairman of the Board, as described in footnote 5 below.

(3)	Outstanding stock awards held by each non-management Director as of December 31, 2014 are set forth below. Stock awards include common stock equivalent units under the Directors’ Deferred Compensation Plan and, in the case of Director McKenna, both common stock equivalent units and RSUs.

Outstanding stock awards
Name	as of December 31, 2014

Susan E. Arnold	12,254

Robert A. Eckert	46,632

Enrique Hernandez, Jr.	65,796

Jeanne P. Jackson	55,298

Richard H. Lenny	25,264

Walter E. Massey	33,823

Andrew J. McKenna	240,947

Cary D. McMillan	32,683

Sheila A. Penrose	18,494

John W. Rogers, Jr.	43,351

Roger W. Stone	106,820

Miles D. White	9,267

As of December 31, 2014, there were no outstanding options held by non-management Directors. The Company has not granted options to non-management Directors since May 20, 2004.

(4)	Represents Company matching gifts of charitable contributions to tax-exempt organizations for participating non-management Directors that were received in 2014 and the cost of a charity golf tournament. The matching gift program matches up to $10,000 of charitable contributions made to certain types of tax-exempt organizations. In 2014, total matching contributions were $115,000.

(5)	The amount reported in the “Stock awards” column represents the sum of (i) the $140,000 credit to Director McKenna’s account under the Directors’ Deferred Compensation Plan on December 31, 2014; and (ii) the aggregate grant date fair value of $822,290 computed in accordance with FASB ASC Topic 718 relating to the special award of 8,465 RSUs described above. These RSUs will be paid out on the later of one year from the date of grant or his retirement date.

McDonald’s Corporation 2015 Proxy Statement	59

Stock ownership

DIRECTOR STOCK OWNERSHIP GUIDELINES AND SENIOR OFFICER STOCK OWNERSHIP AND RETENTION POLICY

The Company has established stock ownership guidelines for Directors. Under the guidelines, Directors should own Company stock equal in value to the lesser of five times the annual cash Board retainer or 10,000 shares within five years of joining the Board. All Directors currently meet the guidelines. As of March 18, 2015, Directors are prohibited from hedging or pledging Company stock in the future. The Company also imposes stock ownership and retention requirements for senior officers through its Stock Ownership and Retention Policy. The guidelines and the policy are available on the Company’s website at www.governance.mcdonalds.com, and the requirements for senior officers are discussed in the Compensation Discussion and Analysis section, on page 25.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows all beneficial owners of more than five percent of the Company’s common stock outstanding as of December 31, 2014:

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class (4)

BlackRock, Inc. (1)	67,173,115	6.9%
55 East 52nd Street
New York, NY 10022

State Street Corporation (2)	49,425,256	5.1%
State Street Financial Center
One Lincoln Street
Boston, MA 02111

The Vanguard Group, Inc. (3)	53,427,249	5.5%
100 Vanguard Blvd.
Malvern, PA 19355

(1)	Reflects shares deemed to be beneficially owned by BlackRock, Inc. (BlackRock), directly or through its subsidiaries, as of December 31, 2014, according to a statement on Schedule 13G/A filed with the SEC on January 29, 2015, which indicates that BlackRock, a parent holding company, has sole voting power with respect to 56,826,894 of the shares and sole dispositive power with respect to all of the shares. The Schedule 13G/A certifies that the securities were acquired in the ordinary course and not with the purpose or with the effect of changing or influencing the control of the Company.

(2)	Reflects shares deemed to be beneficially owned by State Street Corporation (State Street), directly or through its subsidiaries, as of December 31, 2014, according to a statement on Schedule 13G filed with the SEC on February 12, 2015, which indicates that State Street, a parent holding company, has shared voting power and shared dispositive power with respect to all of the shares. The Schedule 13G certifies that the securities were acquired in the ordinary course and not with the purpose or with the effect of changing or influencing the control of the Company.

(3)	Reflects shares deemed to be beneficially owned by The Vanguard Group, Inc. (Vanguard), directly or through its subsidiaries, as of December 31, 2014, according to a statement on Schedule 13G/A filed with the SEC on February 11, 2015, which indicates that Vanguard, an investment adviser, has sole voting power with respect to 1,683,397 of the shares, sole dispositive power with respect to 51,825,149 of the shares and shared dispositive power with respect to 1,602,100 of the shares. The Schedule 13G/A certifies that the securities were acquired in the ordinary course and not with the purpose or with the effect of changing or influencing the control of the Company.

(4)	Based on the number of outstanding shares of common stock on December 31, 2014.

60	McDonald’s Corporation 2015 Proxy Statement

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the ownership of the common stock and common stock equivalent units for the named individuals and the group as of March 1, 2015. Directors and executive officers as a group owned (directly, indirectly and through benefit plans) less than 1.0% of the Company’s common stock:

	Common stock	Stock equivalents
Name	(1)(2)(3)(4)(5)	(6)	Total

Susan E. Arnold	–	12,254	12,254

Peter J. Bensen	293,162	22,737	315,899

Stephen J. Easterbrook	19,651	–	19,651

Robert A. Eckert	10,000	46,632	56,632

Timothy J. Fenton (7)	220,797	–	220,797

Margaret H. Georgiadis	–	–	–

Douglas M. Goare	140,512	5,566	146,078

Enrique Hernandez, Jr.	2,000	65,796	67,796

David L. Hoffmann	69,432	2,049	71,481

Jeanne P. Jackson	1,666	55,298	56,964

Richard H. Lenny	2,288	25,264	27,552

Walter E. Massey	5,750	33,823	39,573

Andrew J. McKenna	49,408	110,874	160,282

Cary D. McMillan	2,559	32,683	35,242

Sheila A. Penrose	3,000	18,494	21,494

John W. Rogers, Jr.	87,600	43,351	130,951

Roger W. Stone	6,800	106,820	113,620

Donald Thompson	646,712	14,213	660,925

Miles D. White	5,000	9,267	14,267

Directors and executive officers as a group
(the Group) (26 persons)	2,183,054	642,630	2,825,684

(1)	Beneficial ownership of shares that are owned by members of their immediate families directly or through trusts is disclaimed as follows: Directors McKenna, 640; and Rogers, 100.

(2)	Includes unallocated shares held in the Company’s Profit Sharing and Savings Plan as follows: Mr. Thompson, 1,537; Mr. Bensen, 19; Mr. Goare, 1,358; Mr. Hoffmann, 484; and the Group, 4,420.

(3)	Includes shares that could be purchased by exercise of stock options on or within 60 days after March 1, 2015 under the Company’s option plans as follows: Director Easterbrook, 19,651; Messrs. Thompson, 578,268; Bensen, 278,225; Fenton, 193,376; Goare, 116,937; Hoffmann, 60,686; and the Group, 1,742,800.

(4)	Directors and executive officers as a group have sole voting and investment power over shares of common stock listed in the prior table except as follows: (i) shared voting and investment powers for shares held by Directors Eckert, 10,000; Hernandez, 2,000; Jackson, 1,174; and Lenny, 2,288; Messrs. Bensen, 14,649; Fenton, 27,421; Hoffmann, 1,489; and Mr. Thompson, 31,576; (ii) for the benefit of children, shares held by Director Jackson, 492; (iii) shares held by spouses, the Group, 1,069; and (iv) 6,800 shares held by a family foundation as to which Director Stone maintains voting and/or transfer rights.

(5)	For Director Rogers, includes 87,500 shares of common stock held in a margin account.

(6)	Includes common stock equivalent units credited under certain of the Company’s retirement plans and the Directors’ Deferred Compensation Plan, which are payable in cash.

(7)	Amounts reported for Mr. Fenton are as of June 30, 2014.

McDonald’s Corporation 2015 Proxy Statement	61

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Our executive officers and Directors and persons who own more than 10% of our common stock (Reporting Persons) must file reports with the SEC about their ownership of and transactions in our common stock and our securities related to our common stock. Reporting Persons must furnish us with copies of these reports. Based on our review of those reports provided to us and inquiries we have made, we believe that during the year ended December 31, 2014, there were no untimely filings required to be reported.

Transactions with related persons, promoters and certain control persons

POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS

The McDonald’s System has over 36,000 restaurants worldwide, most of which are independently owned and operated. Within this extensive System, it is not unusual for our business to touch many companies in many industries, including suppliers of food and other products and services. The Board of Directors reviews and approves (or ratifies), as appropriate, transactions, relationships or arrangements in which the Company is a participant and that involve Directors, executive officers, beneficial owners of more than 5% of our common stock, their immediate family members, including domestic partners, and companies in which they have a material interest.

The Board has a policy that sets out procedures for the reporting, review and ratification of related person transactions. The policy operates in conjunction with other aspects of the Company’s compliance program, including a requirement that Directors and employees report any circumstances that may create or appear to create a conflict, regardless of the amount involved. Directors and executive officers must also confirm information about related person transactions, and management reviews its books and records and makes other inquiries as appropriate.

Under the policy, the Board evaluates related person transactions for purposes of recommending to the disinterested members of the Board whether or not the transactions are fair, reasonable and within Company policies and should be approved or ratified.

The Board has considered certain types of potential related person transactions and pre-approved them as not presenting material conflicts of interest. Those transactions include (i) compensation paid to Directors and executive officers that has been approved by the Board or the Compensation Committee; (ii) Company contributions to Ronald McDonald House Charities, Inc. and certain other contributions made in limited amounts to other charitable or not-for- profit organizations; and (iii) transactions in which the related person’s interest arises solely from ownership of the Company’s common stock and all holders of the common stock receive the same benefit on a pro rata basis. The Board considered the appropriateness of any related person transaction not within the pre-approved classes in light of all relevant factors, including:

•	the terms of the transaction and whether they are arm’s-length and in the ordinary course of McDonald’s business;

•	the direct or indirect nature of the related person’s interest in the transaction;

•	the size and expected duration of the transaction; and

•	other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.

Related person transactions involving Directors are also subject to approval or ratification by the disinterested Directors when so required under Delaware law.

RELATED PERSON TRANSACTIONS

In 2014, Inter-Con Security Systems, Inc. provided physical security services for the Company’s home office campus. Director Hernandez is the President and Chief Executive Officer, as well as a 51.44% shareholder of Inter-Con. Payments by the Company to Inter-Con for 2014 for such services totaled approximately $1.3 million. The Company believes that these services, which represent less than 1% of the revenues of Inter-Con, were made on terms at least as favorable as would have been available from other parties. The disinterested Directors ratified this transaction for 2014 and approved the continuation of this arrangement under similar terms for 2015.

62	McDonald’s Corporation 2015 Proxy Statement

During 2014, Mr. Stephen Stratton, the brother of Mr. Jeffrey Stratton, former President, McDonald’s USA, owned and operated four U.S. McDonald’s restaurants. Mr. Stephen Stratton paid rent and service fees under the terms of standard franchise agreements with McDonald’s USA, LLC, a subsidiary of the Company, for the restaurants. These payments totaled approximately $1.4 million in 2014, and were net of refunds that are associated with participation in various initiatives and promotions, which are generally available to all U.S. owner-operators.

Mr. Jeffrey Stratton’s son-in-law, Mr. Jeff Ringel, is employed as a Vice President, Graphic Services of the Perseco business unit of HAVI Global Solutions (HGS). Mr. Brian Stratton, Mr. Jeffrey Stratton’s son, is Director of Supply Chain for HAVI-ISIS Logistics, also a business unit of HGS. HGS and its business units have been significant suppliers of products and services to the McDonald’s System. Messrs. Ringel and Stratton are employed by HGS on an at-will basis, and their compensation is determined at the discretion of HGS. In 2014, the Company and its subsidiaries made aggregate payments to HGS of approximately $760 million.

Mr. Jeffrey Stratton’s son-in-law, Mr. Brian Beattie, is employed as a Director of Business Development at OSI Group, LLC (OSI). OSI and its business units have been significant suppliers of products to the McDonald’s System. Mr. Beattie is employed by OSI on an at-will basis, and his compensation is determined at the discretion of OSI. In 2014, the Company and its subsidiaries made aggregate payments to OSI of approximately $500 million.

Communications

COMMUNICATIONS WITH THE BOARD OF DIRECTORS AND NON-MANAGEMENT DIRECTORS

Interested persons wishing to communicate directly with the Board or the non-management Directors, individually or as a group, may do so by sending written communications addressed to them at McDonald’s Corporation, P.O. Box 3156, Oak Brook, IL 60522-3156 or by e-mail at bod@us.mcd.com. Under the Board’s policy for communications addressed to the Board, the Office of the Corporate Secretary collects mail from the Directors’ post office box and e-mail box, forwards correspondence directed to an individual Director to that Director, and screens correspondence directed to multiple Directors or the full Board in order to forward it to the most appropriate person. Communications to the Board, the non-management Directors or to any individual Director that relate to the Company’s accounting, internal accounting controls or auditing matters are referred to the Chairman of the Audit Committee.

CONSIDERATION OF DIRECTOR NOMINATIONS FOR THE 2016 ANNUAL SHAREHOLDERS’ MEETING

Director candidates nominated by the Board

Shareholders can suggest Director candidates for consideration for nomination by the Board by writing to the Governance Committee, c/o Office of the Corporate Secretary, McDonald’s Corporation, Department 010, One McDonald’s Plaza, Oak Brook, IL 60523-1928 or by e-mail to corporatesecretary@us.mcd.com. Shareholders should provide the candidate’s name, biographical data, qualifications and the candidate’s written consent to being named as a nominee in the Company’s Proxy Statement and to serve as a Director, if elected.

Director candidates nominated by a shareholder

For Director nominations to be properly brought before the 2016 Annual Shareholders’ Meeting by a shareholder, timely notice in writing must be given by the shareholder to the Office of the Corporate Secretary. With respect to the 2016 Annual Shareholders’ Meeting, notice will be timely if it is sent to the Office of the Corporate Secretary, McDonald’s Corporation, Department 010, One McDonald’s Plaza, Oak Brook, IL 60523-1928 or by e-mail to corporatesecretary@us.mcd.com, and delivered on or after 5:00 p.m. Central Time on January 22, 2016 and on or before 5:00 p.m. Central Time on February 21, 2016. A shareholder presenting a nominee for Director must satisfy certain other requirements set forth in the Company’s Amended and Restated By-Laws, which are available on the Company’s website at www.governance.mcdonalds.com and summarized in the next section.

McDonald’s Corporation 2015 Proxy Statement	63

Qualifications for Directors

Article II, Section 6 of the Company’s Amended and Restated By-Laws provide that, in order to be eligible for election as a Director, a candidate must deliver to the Corporate Secretary statements indicating whether the candidate: (i) will, if elected or re-elected as a Director, deliver following such person’s election or re-election a resignation effective upon (a) failure to receive the required vote for re-election at the next annual meeting at which such person faces re-election and (b) Board acceptance of such resignation; (ii) is a party to any voting commitment that could limit the nominee’s ability to carry out his/her fiduciary duties; (iii) intends to refrain from entering into certain voting commitments; (iv) is a party to any arrangements for compensation, reimbursement or indemnification in connection with service as a Director, or intends to enter into any such arrangement; and (v) intends to comply with the Company’s publicly disclosed policies and guidelines. The foregoing is a summary of the requirements of Article II, Section 6 of the Company’s Amended and Restated By-Laws and is qualified in its entirety by reference to the actual provisions of Article II, Section 6.

In addition, a Director candidate nominated by a shareholder for election at the 2016 Annual Shareholders’ Meeting will not be eligible for election unless the shareholder proposing the nominee has provided timely notice of the nomination in accordance with the deadlines specified under the section entitled “Director candidates nominated by a shareholder” and has otherwise complied with the other applicable requirements set forth in the Amended and Restated By-Laws. Shareholders should also consider the Company’s Director selection process which is described on page 53.

SHAREHOLDER PROPOSALS FOR INCLUSION IN NEXT YEAR’S PROXY STATEMENT

To be considered for inclusion in the Company’s Proxy Statement for the 2016 Annual Shareholders’ Meeting, shareholder proposals must be received by the Office of the Corporate Secretary no later than 5:00 p.m. Central Time on December 12, 2015. These proposals must be sent to the Office of the Corporate Secretary, McDonald’s Corporation, Department 010, One McDonald’s Plaza, Oak Brook, IL 60523-1928 or by e-mail to corporatesecretary@us.mcd.com. This notice requirement is in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s Proxy Statement.

OTHER SHAREHOLDER PROPOSALS FOR PRESENTATION AT THE 2016 ANNUAL SHAREHOLDERS’ MEETING

For any proposal not properly submitted for inclusion in the Proxy Statement for the 2016 Annual Shareholders’ Meeting under SEC rules and that is sought to be presented directly from the floor of the 2016 Annual Shareholders’ Meeting, the Company’s Amended and Restated By-Laws require that timely notice must be given in writing to the Office of the Corporate Secretary. To be timely, the notice must be delivered to the Office of the Corporate Secretary, McDonald’s Corporation, Department 010, One McDonald’s Plaza, Oak Brook, IL 60523-1928 or by e-mail to corporatesecretary@us.mcd.com on or after 5:00 p.m. Central Time on January 22, 2016 and on or before 5:00 p.m. Central Time on February 21, 2016. The Amended and Restated By-Laws also provide that the proposal, as determined by the Chairman of the meeting, must be a proper subject for shareholder action under Delaware law, and the proposal must satisfy certain other requirements set forth in the Company’s Amended and Restated By-Laws.

64	McDonald’s Corporation 2015 Proxy Statement

Solicitation of proxies and voting

NOTICE AND ACCESS

We follow the SEC’s “Notice and Access” rule. Most shareholders will receive a notice of Internet availability of proxy materials (Notice) in lieu of a paper copy of the Proxy Statement and the Company’s Annual Report. The Notice provides instructions on how shareholders can access the proxy materials online, describes matters to be considered at the Annual Shareholders’ Meeting and gives instructions on how shares can be voted. Shareholders receiving the Notice can request a paper copy of the proxy materials by following the instructions set forth in the Notice.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

THE PROXY STATEMENT AND OUR 2014 ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT:

WWW.INVESTOR.MCDONALDS.COM

RECORD DATE

Shareholders owning McDonald’s common stock at the close of business on March 23, 2015 (the record date), may vote at the 2015 Annual Shareholders’ Meeting. On that date, 959,127,090 shares of common stock were outstanding and there were approximately 1,670,000 shareholders of McDonald’s common stock. Each share is entitled to one vote on each matter to be voted upon at the Annual Shareholders’ Meeting.

VOTING PRIOR TO THE ANNUAL SHAREHOLDERS’ MEETING

Most shareholders have a choice of voting prior to the meeting by proxy over the Internet, by telephone or by using a traditional proxy card. Refer to the Notice or your proxy or voting instruction card to see which options are available to you and how to use them. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities and to confirm that their instructions have been properly recorded.

VOTING AT THE ANNUAL SHAREHOLDERS’ MEETING

Ballots will be available for shareholders to vote at the meeting. Shareholders who listen to the webcast will not be able to vote their shares unless they vote by proxy prior to the meeting.

QUORUM

A quorum will be present if the holders of a majority of the shares of common stock entitled to vote are present in person or represented by proxy at the Annual Shareholders’ Meeting. Our independent inspector of election, Broadridge Financial Solutions, Inc. (Broadridge), will determine whether or not a quorum is present.

VOTING TABULATION

All votes cast at the Annual Shareholders’ Meeting will be tabulated by Broadridge.

Directors will be elected by majority vote, which means that a nominee is elected only if the votes cast “for” his or her election exceed the votes cast “against” his or her election (with abstentions and broker non-votes having no effect on the outcome of the election).

With respect to the advisory vote to approve executive compensation, the advisory vote to approve the appointment of Ernst & Young LLP as independent auditor for 2015, and the advisory votes on each of the shareholder proposals, shareholders may (i) vote in favor; (ii) vote against; or (iii) abstain from voting.

Under our Amended and Restated By-Laws, the advisory proposals to approve executive compensation and the appointment of the independent auditor for 2015, and the advisory votes on each shareholder proposal must receive the affirmative vote of a majority of the voting power of the shares represented at the Annual Shareholders’ Meeting and entitled to vote thereon in order to be approved.

Broadridge will treat abstentions on any one or more of the proposals submitted for shareholder action as shares present for purposes of determining a quorum, but an abstention on any proposal (other than director elections) will have the effect of a vote against approval of that proposal.

Note: As a result of discussions with a shareholder, we intend to evaluate over the course of the next year emerging governance trends in regard to voting standards and whether or not to count abstentions in determining voting results with the goal (if deemed beneficial to the Company and its shareholders) to support the adoption of revised practices and policies at the 2016 Annual Shareholders’ Meeting.

McDonald’s Corporation 2015 Proxy Statement	65

REGISTERED SHAREHOLDERS

All valid proxies properly executed and received by the Company prior to the Annual Shareholders’ Meeting will be voted as directed by shareholders.

Registered shareholders who submit an executed proxy, but do not specify how they want their shares voted, will have their shares voted as follows: FOR the election of the Board’s nominees for Director as set forth under “Election of Directors,” FOR the approval of executive compensation, FOR the approval of the appointment of Ernst & Young LLP as independent auditor for 2015, and AGAINST all of the shareholder proposals.

Registered shareholders may revoke their proxy and change their vote at any time before the Annual Shareholders’ Meeting by submitting written notice to the Corporate Secretary, by submitting a later dated and properly executed proxy (by Internet, telephone or mail) or by voting in person at the Annual Shareholders’ Meeting.

BENEFICIAL HOLDERS

Shareholders who hold their shares through an intermediary, such as a bank or broker, are deemed to be beneficial holders and will receive a voting instruction form from their intermediary. Each intermediary is subject to certain NYSE rules regarding voting and votes according to its own procedures.

Under NYSE rules, the proposal to approve the appointment of independent auditors is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on behalf of clients who have not furnished voting instructions at least 15 days before the date of the Annual Shareholders’ Meeting. In contrast, all of the other proposals set forth in this Proxy Statement are “non-discretionary” items. Brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals. These so-called “broker non-votes” will not be considered in determining the number of votes necessary for approval and, therefore, will have no effect on the outcome of the votes for these proposals. Broker non-votes with respect to any proposal will be treated as shares present for purposes of determining a quorum at the Annual Shareholders’ Meeting.

PROXY SOLICITATION

The Company will provide the Notice, electronic delivery of the proxy materials or mail the 2015 Proxy Statement, the 2014 Annual Report and a proxy card to shareholders beginning on or about April 10, 2015, in connection with the solicitation of proxies by the Board of Directors to be used at the 2015 Annual Shareholders’ Meeting. The cost of soliciting proxies will be paid by the Company. The Company has retained Georgeson Inc. to aid in the solicitation at a fee of approximately $35,000 plus reasonable out-of-pocket expenses. Proxies also may be solicited by employees and Directors of the Company by mail, telephone, facsimile, e-mail or in person.

CONFIDENTIAL VOTING

It is the Company’s policy to protect the confidentiality of shareholder votes. Throughout the voting process, your vote will not be disclosed to the Company, its Directors, officers or employees, except to meet legal requirements or to assert or defend claims for or against the Company or except in those limited circumstances where (i) a proxy solicitation is contested; or (ii) you authorize disclosure. The inspector of election has been and will remain independent of the Company. Nothing in this policy prohibits you from disclosing the nature of your vote to the Company, its Directors, officers or employees, or impairs voluntary communication between you and the Company; nor does this policy prevent the Company from ascertaining which shareholders have voted or from making efforts to encourage shareholders to vote.

66	McDonald’s Corporation 2015 Proxy Statement

Additional information

EXECUTIVE OFFICERS

The following list sets forth the names of our current executive officers, their ages and their positions as of March 30, 2015.

Michael D. Andres Age: 57. President, McDonald’s USA

Jose Armario Age: 55. Corporate Executive Vice President–Global Supply Chain, Development, Franchising and Sustainability

Peter J. Bensen Age: 52. Chief Administrative Officer

Stephen J. Easterbrook Age: 47. President and Chief Executive Officer

Richard Floersch Age: 57. Corporate Executive Vice President and Chief Human Resources Officer

Douglas M. Goare Age: 62. President, McDonald’s Europe

David L. Hoffmann Age: 47. President, McDonald’s Asia/Pacific, Middle East and Africa

Brian Mullens Age: 43. Corporate Senior Vice President and Controller

Kevin M. Ozan Age: 51. Corporate Executive Vice President and Chief Financial Officer

Gloria Santona Age: 64. Corporate Executive Vice President, General Counsel and Secretary

James R. Sappington Age: 56. Corporate Executive Vice President–Operations and Technology Systems

McDONALD’S CORPORATION ANNUAL REPORT ON FORM 10-K, OTHER REPORTS AND POLICIES

Shareholders may access financial and other information on the investor section of the Company’s website at www.investor.mcdonalds.com. Also available, free of charge, are copies of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the SEC. Also posted on McDonald’s website are the Company’s Corporate Governance Principles; the Charters of the Board’s Committees; the Standards on Director Independence; the Standards of Business Conduct, which apply to all officers and employees; the Code of Conduct for the Board of Directors; the Policy for Pre-Approval of Audit and Permitted Non-Audit Services, the Political Contribution Policy and the Company’s Restated Certificate of Incorporation and Amended and Restated By-Laws. Copies of these documents and other information is also available free of charge by calling 1-800-228-9623 or by sending a request to McDonald’s Corporation, Shareholder Services, Department 720, One McDonald’s Plaza, Oak Brook, IL 60523.

HOUSEHOLDING OF ANNUAL SHAREHOLDERS’ MEETING MATERIALS

Shareholders who share the same last name and address will receive one package containing a separate Notice for each individual shareholder at that address. Shareholders who have elected to receive paper copies and who share the same last name and address will receive only one set of the Company’s Annual Report and Proxy Statement, unless they have notified us that they wish to continue receiving multiple copies. This method of delivery, known as “householding,” will help ensure that shareholder households do not receive multiple copies of the same document, helping to reduce our printing and postage costs, as well as saving natural resources.

If you are a MCDirect Shares participant, hold McDonald’s stock certificates or have book-entry shares at Computer-share, you can opt out of the householding practice by calling 1-800-621-7825 (toll-free) from the U.S. and Canada, or 1-312-360-5129 from other countries, or by writing to McDonald’s Shareholder Services, c/o Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078. If you would like to opt out of this practice and your shares are held in street name, please contact your bank or broker.

If you are receiving multiple copies of proxy materials at your household and would prefer to receive a single copy of these materials, please contact Computershare at the above numbers or address. If your shares are held in street name, please contact your bank or broker.

McDonald’s Corporation 2015 Proxy Statement	67

Information about registering for and attending the

Annual Shareholders’ Meeting

Date: Thursday, May 21, 2015

Time: 9:00 a.m. Central Time

Place: McDonald’s Office Campus, The Lodge, Prairie Ballroom,

2815 Jorie Blvd., Oak Brook, Illinois 60523

Directions: Available at www.investor.mcdonalds.com

Parking: Limited parking is available on Campus.

Webcast: To listen to the live webcast of the Annual Shareholders’ Meeting, go to www.investor.mcdonalds.com on May 21 just prior to 9:00 a.m. Central Time, select the “Webcasts and Podcasts” icon and click on the appropriate link. The Annual Shareholders’ Meeting webcast will be available for a limited time after the meeting.

PRE-REGISTRATION AND ADMISSION POLICY

As seating in the Prairie Ballroom is very limited, we encourage shareholders to listen to the meeting via the live webcast.

Only shareholders and duly appointed proxyholders may attend the meeting in person. To request to attend the meeting, please send the pre-registration form to McDonald’s Shareholder Services by U.S. mail or e-mail as described below.

•	If you are a registered shareholder (i.e., you hold your shares through McDonald’s transfer agent, Computershare), you may reserve your ticket by sending the completed form below, as well as proof of share ownership, such as a copy of your meeting notice or your proxy card, by U.S. mail or by scanning and attaching the documents to an e-mail.

•	If you hold your shares through an intermediary, such as a bank or broker, you must send the completed form below, as well as proof of share ownership, such as a copy of your meeting notice, your voting instruction form or your brokerage statement reflecting your name and McDonald’s holdings (as of the meeting record date of March 23, 2015), by U.S. mail or by scanning and attaching the documents to an e-mail. Please note that requesting a legal proxy from your intermediary does not constitute pre-registering with McDonald’s. If you wish to attend the meeting, you must pre-register directly with McDonald’s.

•	If you are a duly appointed proxy for a shareholder, you must send the completed form below, as well as proof of your proxy power and proof of share ownership (as of the meeting record date of March 23, 2015) for the shareholder for whom you are a proxy, by U.S. mail or by scanning and attaching the documents to an e-mail.

Requests for tickets must be sent by e-mail to shareholder.services@us.mcd.com or by U.S. mail to McDonald’s Corporation, Shareholder Services, Department 720, One McDonald’s Plaza, Oak Brook, IL 60523. Requests for tickets must be received no later than 5:00 p.m. Central Time on May 8, 2015.

Shareholders and proxyholders must pre-register for the meeting and pre-registration requests will be filled on a first-come, first served basis. If space is available, you will receive a confirmation letter by U.S. mail. You must show a government-issued photo identification, as well as the confirmation letter, at the meeting registration desk. Overflow rooms will not be available to view the meeting. In order to accommodate as many shareholders as possible, we will not be able to allow non-shareholder guests to attend the meeting in person.

If space is not available when your pre-registration materials are received, you will be notified that space is no longer available for the meeting. Due to space constraints and other considerations, only those shareholders and proxyholders with confirmation letters to attend the meeting will be allowed on the Company’s campus.

Shareholders holding shares in a joint account may request tickets to the meeting if they provide proof of joint ownership and both shareholders follow the admission requirements described above.

Please contact McDonald’s Shareholder Services at 630-623-7428 in advance if you need special assistance for the day of the meeting.

The registration desk will open at 8:00 a.m. Central Time on May 21, 2015.

Pre-registration form for 2015 Annual Shareholders’ Meeting of McDonald’s Corporation

I am a shareholder (or duly appointed proxy for a shareholder) of McDonald’s Corporation and I request to attend the Annual Shareholders’ Meeting to be held on May 21, 2015.

Name (please print)	Phone number

Address	City	State	Zip

•	Space is limited and pre-registration requests are accommodated on a first-come, first-served basis.

•	All shareholders and proxyholders must provide proof of share ownership that meets the requirements set forth in the Pre-Registration and Admission Policy above.

•	To avoid delay in the receipt of your confirmation letter, please do not return this form with your proxy card or mail it in the business envelope that you may have received with your proxy materials.

This form along with proof of ownership must be returned by e-mail to shareholder.services@us.mcd.com or by mail to McDonald’s Corporation, Shareholder Services, Department 720, One McDonald’s Plaza, Oak Brook, IL 60523 no later than 5:00p.m. Central Time on May 8, 2015.

68	McDonald’s Corporation 2015 Proxy Statement

HOME OFFICE

McDonald’s Corporation

One McDonald’s Plaza

Oak Brook, IL 60523

630-623-3000

www.aboutmcdonalds.com

All trademarks used herein

are the property of their

respective owners.

©2015 McDonald’s

MCD15-4858

C/O MCDONALD’S CORPORATION POST OFFICE BOX 9112 FARMINGDALE, NY 11735-9544	McDONALD’S CORPORATION ANNUAL SHAREHOLDERS’ MEETING FOR HOLDERS AS OF 3/23/15 TO BE HELD ON 5/21/15 AT 9:00 A.M. CDT Your vote is important. Thank you for voting.
Read the Proxy Statement and have the proxy card in hand. Please note that the telephone and Internet voting turns off at 11:59 p.m. ET the night before the meeting or cutoff date.
	Vote by Internet:	www.proxyvote.com or scan the QR code above with your smartphone.
	Vote by Phone:	1-800-690-6903
	Vote by Mail:	Complete this proxy card, sign and return it using the enclosed envelope.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M82836-P60957

McDONALD’S CORPORATION

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
A	Proposals

This proxy is solicited on behalf of the Board of Directors of McDonald’s Corporation. If this signed card contains no specific voting instructions, the shares will be voted with the Board’s recommendations, except for Profit Sharing Plan participants (see reverse side).

The Board of Directors recommends a vote FOR the nominees identified on this proxy.
1.	Election of Directors: (each for a one-year term expiring in 2016)			For	Against	Abstain
	1a.	Susan E. Arnold		☐	☐	☐	The Board of Directors recommends a vote FOR proposals 2 and 3.		For	Against	Abstain
	1b.	Stephen J. Easterbrook		☐	☐	☐	2.	Advisory vote to approve executive compensation.	☐	☐	☐
	1c.	Robert A. Eckert		☐	☐	☐	3.	Advisory vote to approve the appointment of Ernst & Young LLP as independent auditor for 2015.	☐	☐	☐
	1d.	Margaret H. Georgiadis		☐	☐	☐	The Board of Directors recommends a vote AGAINST proposals 4 through 9.
	1e.	Enrique Hernandez, Jr.		☐	☐	☐	4.	Advisory vote on a shareholder proposal requesting the Board adopt a policy to prohibit accelerated vesting of performance-based RSUs in the event of a change in control, if presented.	☐	☐	☐
	1f.	Jeanne P. Jackson		☐	☐	☐
	1g.	Richard H. Lenny		☐	☐	☐	5.	Advisory vote on a shareholder proposal requesting ability of shareholders to act by written consent, if presented.	☐	☐	☐
	1h.	Walter E. Massey		☐	☐	☐	6.	Advisory vote on a shareholder proposal requesting a proxy access bylaw, if presented.	☐	☐	☐
	1i.	Andrew J. McKenna		☐	☐	☐	7.	Advisory vote on a shareholder proposal requesting an annual congruency analysis of Company values and political contributions, if presented.	☐	☐	☐
	1j.	Sheila A. Penrose		☐	☐	☐
	1k.	John W. Rogers, Jr.		☐	☐	☐	8.

Advisory vote on a shareholder proposal requesting that the Board have the Company be more pro-active in educating the American public on the health and environmental benefits of genetically modified organisms, if presented.

									☐	☐	☐
	1l.	Roger W. Stone		☐	☐	☐
	1m.	Miles D. White		☐	☐	☐	9.	Advisory vote on a shareholder proposal requesting that the Board publish an annual report providing metrics and key performance indicators on palm oil, if presented.	☐	☐	☐
B	Authorized Signatures — This section MUST be completed for your vote to be counted. — Sign and Date Below

I (we) hereby revoke any proxy previously given, and appoint Stephen J. Easterbrook, Gloria Santona and Kevin M. Ozan, and each of them, as proxies with full power of substitution to vote in the manner provided above, all shares the undersigned is entitled to vote at the McDonald’s Corporation 2015 Annual Shareholders’ Meeting, or any postponement or adjournment thereof, and further authorize each such proxy to vote at his or her discretion on any other matter that may properly come before the meeting or any adjournment or postponement thereof, including, without limitation, to vote for the election of such substitute nominee(s) for director as such proxies may select in the event that any nominee(s) named above become(s) unable to serve. (Profit Sharing Plan participants are appointing Plan Trustee – see reverse side.)

							If you have comments, please check this box and write them on the back where indicated.				☐

Please sign as your name(s) appear(s) above and return the card promptly. If signing for a corporation or partnership, or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you attend the meeting and decide to vote in person by ballot, such vote will supersede this proxy.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature [Joint Owners]	Date

McDonald’s Corporation Annual Shareholders’ Meeting Information

Thursday, May 21, 2015

9:00 a.m. Central Time

Prairie Ballroom at The Lodge

McDonald’s Office Campus

2815 Jorie Boulevard

Oak Brook, Illinois 60523

Admission: Please review the Pre-registration and Admission Policy regarding meeting attendance in the Proxy Statement. Shareholders and proxyholders must pre-register for the meeting and pre-registration requests will be filled on a first-come, first-served basis. If space is available, you will receive a confirmation letter by U.S. mail. You must show a government-issued photo identification, as well as the confirmation letter, at the meeting registration desk. Overflow rooms will not be available to view the meeting. In order to accommodate as many shareholders as possible, we will not be able to allow non-shareholder guests to attend the meeting in person. The registration desk will open at 8:00 a.m. Central Time.

Voting at the Meeting: Shareholders attending the live meeting may submit this proxy card or complete a ballot at the meeting.

Directions: Directions to McDonald’s Annual Shareholders’ Meeting can be viewed online at www.investor.mcdonalds.com.

Webcast: To listen to the live webcast of McDonald’s Annual Shareholders’ Meeting, go to www.investor.mcdonalds.com, click on the “Webcasts and Podcasts” icon and then select the appropriate link. After the meeting, this webcast will be available on demand for a limited time. Please note that if you participate in the meeting by live webcast, the shares of stock will not be voted or deemed present at the meeting unless you submitted a proxy via mail, the Internet or telephone before the meeting.

Important Notice Regarding the Availability of Proxy Materials for

McDonald’s Annual Shareholders’ Meeting to be Held on May 21, 2015:

The Proxy Statement and the 2014 Annual Report to Shareholders are available at www.proxyvote.com.

M82837-P60957

Proxy — McDONALD’S CORPORATION

Voting Instructions for McDonald’s Corporation Profit Sharing and Savings Plan Participants

When casting your vote, you are directing the Trustee of the trust funding the McDonald’s Corporation Profit Sharing and Savings Plan (the “Plan”) in which you participate to vote the McDonald’s shares credited to the account(s) under the Plan. When you vote these shares, you should consider your own long-term best interests as a Plan participant. In addition, you are directing the Trustee to vote shares held in the Plan that have not been voted by other participants and/or vote Plan shares that have not yet been credited to participants’ accounts. When you direct the vote of these shares, you have a special responsibility to consider the long-term best interest of other Plan participants.

Your vote on the front page will direct the Trustee to vote:
• Shares credited to the account(s) under the Plan;
• Shares not voted and shares that have not yet been credited to Plan participants’ accounts, if applicable.

In addition, your vote on the front page will direct Stephen J. Easterbrook, Gloria Santona and Kevin M. Ozan to vote shares held at Computershare (MCDirect Shares, certificate and book entry).

If you do NOT want to vote all shares in the same way, please contact Broadridge via email at mcdonalds@broadridge.com, or indicate that you want to vote the Plan shares and registered shares separately in the Comments area below and check the corresponding comments box on the front page of the proxy card. Your directions to vote shares held in the Plan will be kept confidential by Broadridge, the independent inspector of election.

Comments:

(If you noted any comments above, please check the corresponding box on the front page.)